UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SALLY BEAUTY HOLDINGS, INC.

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# SALLYBEAUTY HOLDINGS, INC.

## 2019 PROXY STATEMENT

3001 Colorado Boulevard, Denton, Texas 76210

Letter from our President and Chief Executive Officer

To our stockholders,

You are cordially invited to attend the annual meeting of stockholders of Sally Beauty Holdings, Inc., which will take place at the Sally Beauty Headquarters, 3001 Colorado Boulevard, Denton, Texas 76210 on Thursday, January 30, 2020, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of the Meeting, Proxy Statement, and form of proxy enclosed with this letter.

Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. Please see the Question and Answer section on page 67 of the enclosed Proxy Statement for instructions on how to obtain an admission ticket if you plan to personally attend the annual meeting.

Whether you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Sally Beauty Holdings, Inc.

Christian A. Brickman Director, President and Chief Executive Officer

December 18, 2019

SALLY BEAUTY

HOLDINGS, INC.

3001 Colorado Boulevard, Denton, Texas 76210

Notice of Annual Meeting of Stockholders

To our stockholders:

The annual meeting of stockholders of Sally Beauty Holdings, Inc. (the “Corporation”) will take place at the Sally Beauty Headquarters, 3001 Colorado Boulevard, Denton, Texas 76210 on Thursday, January 30, 2020, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1)	The election of the twelve directors named in the accompanying Proxy Statement for a one-year term;

(2)

To approve an advisory (non-binding) resolution regarding the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as disclosed in the accompanying Proxy Statement;

(3)	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2020 fiscal year; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on December 2, 2019 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be held on January 30, 2020:

The Proxy Statement and the 2019 Annual Report to stockholders are available at:

www.edocumentview.com/sbh

By Order of the Board of Directors,

John Henrich Corporate Secretary

December 18, 2019

IMPORTANT:

If you plan to attend the annual meeting you must have an admission ticket or other proof of share ownership as of the record date. Please see the Question and Answer section on Page 67 of this Proxy Statement for instructions on how to attend the annual meeting. Please note that the doors to the annual meeting will open at 8:00 a.m. and will close promptly at 9:00 a.m.

Whether you expect to personally attend the meeting, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. The Internet voting and telephone voting facilities for stockholders of record will be available until 1:00 a.m., local time, on January 30, 2020. If your shares are held in street name by a bank, broker or other similar holder of record, your bank, broker or other similar holder of record is not permitted to vote on your behalf on Proposal 1 (election of directors) or Proposal 2 (approval of an advisory resolution regarding the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation) unless you provide specific instructions by completing and returning a voting instruction form or following the voting instructions provided to you by your bank, broker or other similar holder of record. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other similar holder of record if you hold your shares in street name.

TABLE OF CONTENTS 4 2019 PROXY STATEMENT SUMMARY 10 PROPOSAL 1 - ELECTION OF DIRECTORS 15 BOARD NOMINEE QUALIFICATIONS AND EXPERIENCE 16 CORPORATE GOVERNANCE, THE BOARD AND ITS COMMITTEES 16 Board Purpose and Structure 16 Corporate Governance Philosophy 17 Board Diversity 18 Corporate Responsibility and ESG 20 Director Independence 20 Nomination of Directors 20 Stockholder Recommendations or Nominations for Director Candidates 21 Director Qualifications 21 Annual Election of Directors 21 Mandatory Retirement Age of Directors 21 Directors Who Change Their Present Job Responsibilities 22 Board Self Evaluations 22 Board Meetings and Attendance 22 Board Leadership Structure 22 Communications with the Board 23 Board’s Role in the Risk Management Process 23 Committees of the Board of Directors 25 Compensation Committee Interlocks and Insider Participation 25 Compensation Risk Assessment 26 Related Party Transactions 2 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

TABLE OF CONTENTS 27 Directors’ Compensation and Benefits 28 Narrative Discussion of Director Compensation Table 29 Director Indemnification Agreements 29 No Material Proceedings 30 BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK 31 Securities Owned by Directors and Executive Officers 32 Persons Owning More than Five-percent 33 PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION 34 EXECUTIVE OFFICERS 36 EXECUTIVE COMPENSATION 36 Compensation Discussion and Analysis 54 Compensation Committee Report 55 Compensation Tables 62 CEO PAY RATIO 63 PROPOSAL 3 - RATIFICATION OF SELECTION OF AUDITORS 64 Report of the Audit Committee 66 DEADLINES AND PROCEDURES FOR NOMINATIONS AND STOCKHOLDER PROPOSALS 67 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING 70 OTHER MATTERS A-1 APPENDIX 1 NON-GAAP FINANCIAL NUMBERS RECONCILIATION www.sallybeautyholdings.com 3

2019 PROXY STATEMENT SUMMARY Proxies are being solicited by the Board of Directors of Sally Beauty Holdings, Inc. (NYSE: SBH) (“we,” “us,” or the “Corporation”) to be voted at our 2020 Annual Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Annual Meeting of Stockholders Time and Date 9:00 a.m., January 30, 2020 Place Sally Beauty Headquarters, 3001 Colorado Boulevard, Denton, Texas 76210 Record Date December 2, 2019 Voting Stockholders as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Entry If you decide to attend the meeting in person, upon your arrival you will need to register as a visitor with the security desk on the first floor of the Sally Beauty Headquarters and you must have an admission ticket or other proof of share ownership as of the Record Date along with a government-issued identification card in order to attend the meeting. On or about December 18, 2019, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the Record Date. The Notice contains instructions on how to access over the internet the Company’s Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (FY19). Voting Matters Proposal Board Vote Recommendation Page Reference (for more detail) Proposal 1: Elect twelve directors FOR each Nominee 10 Proposal 2: Approve, on an advisory basis, compensation of our named executive officers FOR 33 Proposal 3: Ratify KPMG LLP as our independent registered public accounting firm for fiscal 2020 FOR 63 4 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

2019 PROXY STATEMENT SUMMARY Director Nominees Twelve directors are standing for election at the 2020 Annual Meeting for one-year terms. The following table provides summary information about each of the director nominees as well as their committee memberships. The table also discloses the Board’s determination as to the independence of each nominee under the listing standards of the New York Stock Exchange (“NYSE”) and relevant rules of the Securities and Exchange Commission (“SEC”). Additional information about each nominee’s background and experience can be found beginning on page 10. To be elected, each nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. Name Age Director since Occupation Experience/ Qualification Independent AC CC EC MC NG/ CR Christian A. Brickman 55 September 2012 President & Chief Executive Officer, Sally Beauty Holdings, Inc. Management, International • Timothy R. Baer 59 Founder & Managing Partner, TRB Partners LLC; Former EVP, Chief Legal Officer and Corporate Secretary, Target Corporation Legal, Governance, Management ✓ Marshall E. Eisenberg 74 November 2006 Founding Partner, Neal Gerber & Eisenberg LLP Governance, Risk Management, Legal ✓ • • C Diana S. Ferguson 56 January 2019 Principal, Scarlett Investments LLC Management, Finance ✓ • Dorlisa K. Flur 54 Senior Advisor and Former Chief Strategy and Transformation Officer, Southeastern Grocers, Inc. Management, Mass Market Retail Transformation ✓ Linda Heasley 64 May 2017 Former Chief Executive Officer, J.Jill, Inc. Management, Retail ✓ • • • Robert R. McMaster 71 November 2006 Retired Executive and Independent Auditor Management, Finance, Audit ✓ C • John A. Miller 66 November 2006 President & Chief Executive Officer, North American Corporation Management, Finance ✓ • C P. Kelly Mooney 55 August 2018 Former Chief Experience Officer of IBM iX Management, Digital Marketing ✓ C • Susan R. Mulder 49 November 2014 Chief Executive Officer, Nic & Zoe Co. Management, Retail ✓ • • Denise Paulonis 47 May 2018 Executive Vice President and Chief Financial Officer, Michaels Companies Management, Finance ✓ • Edward W. Rabin 73 November 2006 Retired Executive Management ✓ C Committees: AC = Audit CC = Compensation EC = Executive MC = Marketing NG/CR = Nominating, Governance and Corporate Responsibility C = Chair of Committee If elected, the director nominees will serve until the 2021 annual meeting. The Board recommends a vote FOR each director nominee. www.sallybeautyholdings.com 5

2019 PROXY STATEMENT SUMMARY Board Nominees Snapshot Gender Diversity Board Independence 50% 6 of 12 Director Nominees are Women 92% 11 of 12 Director Nominees are Independent Age Mix SBH Board Tenure 2 5 2 3 40s 50s 60s 70s 58 years Median Age 6 2 4 0-4 yrs 5-10 yrs 11+ yrs 5.8 years Average Tenure 6 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

2019 PROXY STATEMENT SUMMARY FY19 Performance SAME STORE SALES GROWTH 2.9% -0.7% -1.5% 0.3% FY16 FY17 FY18 FY19 DILUTED EARNINGS PER SHARE $1.56 $2.08 $1.50 $2.26 ADJUSTED OPERATING INCOME (1)(2) ($ in Millions) $515 $501 $468 $458 FY16 FY17 FY18 FY19 3-YEAR AVERAGE ROIC (2) 22.2% 21.3% 21.4% 21.5% FY16 FY17 FY18 FY19 FY14-16 FY15-17 FY16-18 FY17-19 (1) Please see Appendix 1 for a reconciliation of non-GAAP numbers. (2) Please see page 45 for Adjusted Operating Income definition and page 47 for 3-Year Average ROIC definition. Net Sales were $3.88 billion. Cash Flow from Operations of $320.4 million—used to fund investment in the business, reduce our debt levels by $185 million and fund the repurchase of $46.6 million of our shares. E-Commerce Sales Increased by 29.4% compared to the prior year. Gross Profit was $1.91 billion. www.sallybeautyholdings.com 7

2019 PROXY STATEMENT SUMMARY FY19 Strategic Objectives and Accomplishments Refocusing our efforts around our differentiated core of hair color and hair care Continued to build our innovation pipeline with new exciting brands. SBS: Added new brands such as vivid color lines (Good Dye Young and Arctic Fox). BSG: Added the prestigious color and care brand, Pravana, and Swedish vegan brand, Maria Nila. Launched Box Color across Sally Beauty network. Invested in marketing focused on building awareness and education of these brands. Improving retail fundamentals with targeted investments in people, processes, technology and our stores Launched new Sally Beauty Rewards Loyalty Program, with over 15.9 million active members at the end of FY19. Installed new state-of-the-art POS system in over 1,400 Sally Beauty and CosmoProf stores as of the end of FY19. Launched phase one of JDA, our new merchandising and supply chain platform. Optimized our supply chain footprint and transportation network to enhance speed and efficiency. Tested new store concepts for both Sally Beauty and BSG. Advancing our digital commerce capabilities Launched redesigned mobile-first Sally Beauty website. Launched new Sally Beauty app which allows consumers to access their Sally Beauty Rewards points and shop directly from the app. Enhanced CosmoProf app to remove friction from the buying experience for our pro customers. Continuing to drive costs out of the business and operate efficiently In FY19 we found efficiencies and savings in how we operate the business through negotiations with service providers, more streamlined operations and better sourcing. 8 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

2019 PROXY STATEMENT SUMMARY FY19 Corporate Governance Highlights Board adopted a revised charter of newly-renamed “Nominating, Governance and Corporate Responsibility” (NGCR) Committee. NGCR Committee given authority to oversee corporate responsibility and ESG-related matters. Board initiated sustainability materiality assessment of the Company. Company’s ESG-related efforts are focused on three main areas where we can have a material, meaningful impact: 1) Energy / Environment—we made progress towards reducing our environmental impact by reducing energy usage and increasing energy efficiency. We initiated our SBH Going Green Program, which we hope will eliminate plastic bags in our North American stores, and reduce waste and increase recycling capabilities at our Sally Beauty Headquarters. 2) Product Development and Sourcing—we continue to make progress toward our long-term sustainability goals by using best practices in product development and sourcing. 3) Diversity and Inclusion – we continue efforts to show that diversity and inclusion are at the heart of our company: at the Board level, throughout our global workforce and in our shared commitment to serving a diverse customer base and their communities. FY19 Stockholder Outreach During FY19 we engaged with investors and sell-side analysts by hosting numerous meetings and investor calls, and attending equity conferences and non-deal roadshows. We believe that listening to investors is essential to good governance and to the long-term sustainability of our company. Our senior management is open and accessible. As such, we want to engage with and listen to our investors and sell-side analysts in order to have productive conversations in which we review our strategic objectives, operations and progress, and listen to their feedback. FY19 Executive Compensation Highlights Highlights of our Named Executive Officer compensation program, as described in the Compensation Discussion and Analysis section on page 40, include: Emphasis on performance-based compensation, with base salary being the only fixed component of direct compensation Annual long-term equity grants in the form of stock options, which provide value only to the extent our stock price increases after the date of grant Performance-based restricted stock units, which serve to reward long-term performance Time-based restricted stock units, which serve as a strong retention tool thereby aligning management with the long-term interests of our stockholders through the various equity grant vehicles Double-trigger severance benefits and no tax gross-ups Appropriate risk-management practices, including an annual review of our compensation-related risk profile, clawback and anti-hedging policies and stock ownership requirements www.sallybeautyholdings.com 9

PROPOSAL 1 - ELECTION OF DIRECTORS Our current Board of Directors consists of eleven individuals, ten of whom qualify as independent of us under the rules of the NYSE. The Board of Directors, acting pursuant to our By-laws, is proposing two new nominees (Timothy R. Baer & Dorlisa K. Flur), with David W. Gibbs not standing for re-election. Our Certificate of Incorporation and our By-Laws provide for the annual election of each of our directors for one-year terms. Following the recommendations of our Nominating, Governance and Corporate Responsibility Committee, our Board of Directors has nominated Mr. Brickman, Mr. Baer, Mr. Eisenberg, Ms. Ferguson, Ms. Flur, Ms. Heasley, Mr. McMaster, Mr. Miller, Ms. Mooney, Ms. Mulder, Ms. Paulonis and Mr. Rabin for election to our Board of Directors. Accordingly, this Proposal 1 seeks the election of these twelve individuals to be directors, each with a one-year term that will expire at the annual meeting of stockholders in 2021. Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director. Except for Mr. Baer and Ms. Flur who are standing for election to our Board for the first time, each director nominee is a current director with a term expiring at this annual meeting. Each director nominee has furnished to us the following information with respect to their principal occupation or employment and principal directorships: Christian A. Brickman Director, President and Chief Executive Officer, age 55 Mr. Brickman has served on our Board of Directors since September 2012 and is the Corporation’s President and Chief Executive Officer, a role he has held since February 2015. Prior to being appointed to his current role, Mr. Brickman served as President and Chief Operating Officer of the Corporation from June 2014 to February 2015. Prior to joining the Corporation, Mr. Brickman served as President of Kimberly-Clark International from May 2012 to February 2014. We believe that Mr. Brickman’s executive and management experience, including his experience as President of two large international companies, well qualifies him to serve on our Board. 10 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS Timothy R. Baer Director Nominee, age 59 Mr. Baer founded and has been Managing Partner of TRB Partners LLC since 2017 and of TRB Law PPLC since 2019. In addition, Mr. Baer has served as Co-Chair of the PJT Camberview Advisory Council since 2017. From 2016 to 2017 Mr. Baer was Senior Advisor to Target Corporation and from 2004 to 2016 he was Target’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Mr. Baer has previously served as a board member for Greater MSP and Greater Twin Cities United Way. We believe that Mr. Baer’s legal and management experience well qualifies him to serve on our Board. Marshall E. Eisenberg Director, age 74 Mr. Eisenberg has served on our Board of Directors since November 2006. Mr. Eisenberg is a founding partner of the Chicago law firm of Neal, Gerber & Eisenberg LLP and has been a member of the firm’s Executive Committee for the past 30 years. Mr. Eisenberg is a director of Jel-Sert Company and was formerly a director of Ygomi, Inc. and Engineered Controls International, Inc. We believe that Mr. Eisenberg’s extensive legal experience, including his extensive corporate governance experience, well qualifies him to serve on our Board. Diana S. Ferguson Director, age 56 Ms. Ferguson was elected to our Board of Directors in January 2019. She has served as a consultant to Cleveland Avenue, LLC, a venture capital investment firm, since September 2015, and in 2018 became its Chief Financial Officer. In addition, Ms. Ferguson has served as a principal of Scarlett Investments, LLC, a private investment firm, since 2013. She also served as Chief Financial Officer of the Chicago Board of Education from February 2010 to May 2011 and as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company from April 2008 to November 2008 when Folgers was sold. Prior to joining Folgers, she was Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, and in a number of leadership positions at Sara Lee Corporation, including Senior Vice President of Strategy and Corporate Development, as well as Treasurer. We believe that Ms. Ferguson’s executive, management and finance experience well qualifies her to serve on our Board. www.sallybeautyholdings.com 11

PROPOSAL 1 - ELECTION OF DIRECTORS Dorlisa K. Flur Director Nominee, age 54 Ms. Flur has served as senior advisor to Southeastern Grocers, Inc. since August 2018 and was previously its Chief Strategy and Transformation Officer from August 2016 to July 2018. Prior to that Ms. Flur served as Executive Vice President, Omnichanel for Belk, Inc. from February 2013 to January 2016, where she integrated stores and eCommerce and also led supply chain. She was previously Vice Chair, Strategy and Chief Administrative Officer at Family Dollar Stores, Inc. where she held a series of top operational roles including real estate, marketing and merchandising as the company scaled from 5000 to 7500 stores. Ms. Flur is a former partner of McKinsey & Company, Inc. where she co-led its Charlotte, North Carolina office. She currently serves as a director of Hibbett Sports, Inc., where she is a member of its Audit Committee, and United States Cold Storage, a wholly-owned subsidiary of John Swire & Sons, Inc. We believe that Ms. Flur’s executive and management experience, including extensive work driving transformations within mass market retail, well qualifies her to serve on our Board. Linda Heasley Director, age 64 Ms. Heasley has served on our Board of Directors since May 2017 and was Chief Executive Officer of J.Jill, Inc. from April 2018 until December 2019. Before joining J.Jill, Inc., Ms. Heasley served as the Chief Executive Officer of The Honey Baked Ham Company, LLC from February 2017 to March 2018. Ms. Heasley served as the Chief Executive Officer and President of Lane Bryant, Inc. from February 2013 until February 2017 and as the Chairman, President and Chief Executive Officer. Prior to this, Ms. Heasley held senior leadership roles at CVS Health Corporation, Timberland LLC, Bath and Body Works and L Brands, Inc. She currently serves as a director at J.Jill, Inc. We believe that Ms. Heasley’s executive and management experience well qualifies her to serve on our Board. Robert R. McMaster Director, age 71 Mr. McMaster has served on our Board of Directors since November 2006 and as the Chairman of our Board since February 2016. Mr. McMaster served as our Lead Independent Director from November 2012 until he was named Chairman of the Board. Mr. McMaster has been a director of Carpenter Technology Corporation, a NYSE listed manufacturer and distributor of specialty metals, since 2007, where he currently serves as a member of its audit and strategy committees. Mr. McMaster is also chairman of the audit committee of The Columbus Foundation, a charitable trust and nonprofit corporation. Mr. McMaster previously served as a director of American Eagle Outfitters, Inc. and Dominion Homes, Inc., and as an executive officer of ASP Westward, LLC, ASP Westward, L.P., Westward Communications Holdings, LLC and Westward Communications, L.P. Mr. McMaster is a former partner of KPMG LLP and a former member of its management committee. He also served as the Senior Financial Advisor to the CEO of Worthington Industries, Inc. from October 2008 to May 2013. We believe that Mr. McMaster’s long and varied business career, including his extensive accounting experience, well qualifies him to serve on our Board. 12 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS John A. Miller Director, age 66 Mr. Miller has served on our Board of Directors since November 2006. Mr. Miller is the President and Chief Executive Officer of North American Corporation, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables. Mr. Miller has served as the President of North American Corporation since 1987. Mr. Miller is also a director of Wirtz Corporation, where he is a member of its Audit and Compensation Committees and Breakthru Beverage, where he is a member of its Audit Committee. We believe that Mr. Miller’s long business career, including service as CEO of a large distribution company and his previous service on the board of our previous owner, well qualifies him to serve on our Board. P. Kelly Mooney Director, age 55 Ms. Mooney has served on our Board of Directors since August 2018. Ms. Mooney joined IBM iX in September 2017 and served as Chief Experience Officer until May 2018. Prior to this, Ms. Mooney held a variety of executive roles with Resource/Ammirati, a digital marketing firm, including Chief Executive Officer from January 2011 to September 2017, President from June 2001 to January 2011, and Chief Experience Officer and Director of Intelligence from March 1995 to May 2001. Ms. Mooney helped grow Resource/Ammirati to be one of the largest independent and largest female-owned digital consultancy agencies in the U.S. by attracting several Fortune 500 clients. During her tenure, she led the development and delivery of integrated marketing, digital experience, ecommerce, mobile and innovation consulting services and was also accountable for Human Resources, IT, Finance and Operations. In 2016, Resource/Ammirati was sold to IBM to become part of IBM iX, one of the world’s largest digital consultancy agencies. She currently serves as a director of J.Jill, Inc. We believe that Ms. Mooney’s executive, management and marketing experience well qualifies her to serve on our Board. Susan R. Mulder Director, age 49 Ms. Mulder has served on our Board of Directors since November 2014 and is the Chief Executive Officer of Nic & Zoe Co., a privately-held woman’s apparel company, a role she has held since April 2012. Under her leadership, the brand has grown its wholesale footprint and introduced an E-Commerce platform and NIC+ZOE branded retail locations. Ms. Mulder is also a director of Nic & Zoe Co. Prior to joining Nic & Zoe Co., Ms. Mulder was a Senior Partner with McKinsey & Company where she was a leader in the retail and consumer practice for over 10 years specializing in marketing and organization. Ms. Mulder is also a member of the Board of Overseers of Boston Children’s Hospital. We believe that Ms. Mulder’s executive and retail and consumer experience well qualifies her to serve on our Board. www.sallybeautyholdings.com 13

PROPOSAL 1 - ELECTION OF DIRECTORS Denise Paulonis Director, age 47 Ms. Paulonis has served on our Board of Directors since May 2018 and is the Executive Vice President and Chief Financial Officer of The Michaels Companies, a position she has held since August 2016. Ms. Paulonis joined Michaels in September 2014 and served as its Senior Vice President, Finance and Treasurer from November 2015 to August 2016 and as its Vice President, Corporate Finance, Investor Relations and Treasury from September 2014 to November 2015. Prior to joining Michaels, Ms. Paulonis held various senior level positions with PEPSICO from August 2009 to September 2014, including Vice President, Financial Planning and Analysis, Frito Lay from August 2013 to September 2014, Vice President, Finance and Strategy, PepsiCo U.S. Sales from January 2011 to July 2013, and Vice President, Global Corporate Strategy from August 2009 to December 2010. We believe that Ms. Paulonis’ executive, management and finance experience well qualifies her to serve on our Board. Edward W. Rabin Director, age 73 Mr. Rabin has served on our Board of Directors since November 2006. Mr. Rabin was President of Hyatt Hotels Corporation until his retirement in 2006, having served in various senior management roles since joining the Corporation in 1969. Mr. Rabin was a director of PrivateBancorp, Inc., a NASDAQ listed bank holding company, from December 2003 until the bank was acquired in June 2017. Mr. Rabin served as lead director of WMS Industries Inc., a formerly NYSE listed company in the gaming industry, from July 2008 until that company was sold in October 2013 and as a member of its audit and compensation committees from December 2005 to October 2013. He also served as a director of SMG Corporation from 1992 through June 2007. We believe that Mr. Rabin’s executive and management experience, including his experience as president of a large hotel company, well qualifies him to serve on our Board. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE. 14 SALLYBEAUTY HOLDINGS, INC. 2019 Proxy Statement

Board Nominee Qualifications and Experience The following table summarizes the key knowledge, skills and experience that qualifies each nominee for our Board of Directors. CEO/Senior Executive Experience Experience as CEO, COO, CFO, President or senior executive of company or partnership, or significant subsidiary, operating division or business unit. Public Board Governance Experience as director on board of publicly-traded company. Independence Satisfy the NYSE’s independence requirements. Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.” International Operations Executive-level experience working in organization with global operations. Marketing; Merchandising; Sales Experience in a senior management position responsible for managing a marketing, merchandising and/or sales function. Retail Operations Experience in a senior management position responsible for managing retail operations. Diversity Add perspective through diversity in gender, ethnic background or race. Legal or Consulting Background Brickman ✓ ✓ ✓ ✓ ✓ ✓ Baer ✓ ✓ ✓ ✓ ✓ ✓ Eisenberg ✓ ✓ ✓ ✓ ✓ Ferguson ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Flur ✓ ✓ ✓ ✓ ✓ ✓ ✓ Heasley ✓ ✓ ✓ ✓ ✓ ✓ McMaster ✓ ✓ ✓ ✓ ✓ Miller ✓ ✓ ✓ ✓ Mooney ✓ ✓ ✓ ✓ ✓ ✓ ✓ Mulder ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Paulonis ✓ ✓ ✓ ✓ ✓ ✓ ✓ Rabin ✓ ✓ ✓ ✓ www.sallybeautyholdings.com 15

CORPORATE GOVERNANCE,

THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The Board oversees, counsels, and directs management in the long-term interests of the Corporation and our stockholders. The Board’s responsibilities include:

•	providing strategic guidance to our management;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Corporate Governance Philosophy

We are committed to conducting our business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, our Board of Directors has approved and oversees a comprehensive system of corporate governance policies and programs. These documents meet or exceed the requirements established by the NYSE listing standards and by the SEC and are reviewed periodically and updated as necessary under the guidance of our Nominating, Governance and Corporate Responsibility Committee to reflect changes in regulatory requirements and evolving oversight practices.

Because our Board is committed to corporate governance best practices, we are committed to integrating responsible sustainability and corporate responsibility initiatives into our operations and strategic business objectives.

16	2019 Proxy Statement

Board Diversity

We value boardroom diversity as integral to effective corporate governance. We believe that board diversity — gender, race, age, insight, background, personality, and professional experience — is a necessity that improves the quality of strategic decision-making and long-term vision, and represents the kind of company we aspire to be.

In the past four years the Board has made meaningful efforts to diversify board membership even further, increasing the percentage of women on our Board from 22 percent to 42 percent. This enhanced diversity has strengthened board-level expertise in critical areas such as: consumer goods and global retailing; corporate financial management; strategic planning and transaction execution; and integrated marketing, digital experience, e-commerce and mobile.

Our Board’s leadership by example on diversity is being recognized. In May 2019 the National Association of Corporate Directors (NACD) named the Company’s Board as a nominee for a 2019 NACD NXT™ Recognition Award. These awards showcase breakthrough board practices that promote greater diversity and inclusion. And in November 2019 the Company became a two-time winner of a “Corporate Champions” award, bestowed by the Women’s Forum of New York, which promotes the advancement of women on corporate boards. In 2017, the Women’s Forum honored the company as a “40% Plus Corporate Champion” for “accelerating gender balance and driving meaningful and sustainable change.”

Under our Corporate Governance Guidelines, the Nominating, Governance and Corporate Responsibility Committee recommends to the Board criteria for selection of directors and reviews periodically with the Board the criteria adopted by the Board. Although the Guidelines do not contain a specific policy on diversity, the Board demonstrates — by its own diverse composition — its commitment to diversity and inclusion.

Our Board recognizes that they play a crucial role in setting the tone for the Company’s workplace culture. The Board has encouraged leaders to hire exceptional employees with the diversity that can anticipate the needs and concerns of our customers. By hiring people with diverse voices, listening to them, and responding accordingly, we believe that we are taking the necessary steps to maintain our long-term sustainability.

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Corporate Responsibility and ESG — Environmental, Social, Governance

Our Board recognizes that environmental, social, governance and sustainability (“ESG”) issues are of increasing importance to our investors, as well as our customers, and are essential to our Company’s long-term performance and value creation. Our Board is committed to corporate governance best practices and, as such, is committed to integrating responsible ESG initiatives into our operations and strategic business objectives.

BOARD COMMITTEE OVERSIGHT:

As an indication of our Board’s ongoing commitment to ESG issues, in January 2019, the Board adopted a revised charter for the newly-renamed “Nominating, Governance and Corporate Responsibility Committee.” With the charter change, the Board delegated to the Committee authority to oversee the Company’s corporate responsibility and ESG-related matters. The revised charter is available at http://www.sallybeautyholdings.com/investor-relations/corporate-governance/governance-documents.

CORE ESG VALUES REFLECTED IN OUR CODE OF CONDUCT AND ETHICS:

Our Company’s core values regarding ESG and corporate responsibility are reflected in our Code of Business Conduct and Ethics (the “Code”), which is the standard of conduct that applies to all of our employees, officers and directors. The Code reflects the Board’s beliefs about how we should conduct ourselves individually and as a company, and includes the following core values relating to corporate responsibility and ESG matters: conducting our business as a good corporate citizen in compliance with all laws, rules and regulations applicable to us and the conduct of our business; conducting operations with regard to the welfare of our employees and for the protection of the environment and the general public; and providing equal opportunity to all employees and job applicants.

The Code is available on our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations. We intend to disclose on our website any substantive amendment to, or waiver from, a provision of the Code that applies to our principal executive officer, our principal financial officer, our principal accounting officer or persons performing similar functions. We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

STOCKHOLDER ENGAGEMENT:

Based on informal discussions with stockholders during the past year, the Board initiated a sustainability materiality assessment of the Company. As a result the Board determined that the Company’s ESG strategy should focus on areas where we can have a material, meaningful impact, which include Energy and Environment; Product Development and Sourcing; and Diversity and Inclusion.

Energy/Environment: We continue to make progress toward reducing our environmental impact by reducing energy usage and increasing energy efficiency. We have implemented a number of initiatives designed in part to reduce our impact on the environment.

•	In 2019, we rapidly consolidated our energy footprint, transitioning from two home office buildings into one, and closing four distribution centers.

•	In 2019, we proactively replaced 400 of our most inefficient heating/air condition units in SBS and BSG stores with units having a higher SEER energy efficiency rating.

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•

Our new distribution center in Texas has energy saving features that should result in substantial energy reduction, such as high-flow air rotation units, motion sensor LED lights and R-19 value insulation in the roof.

•

We installed centralized energy management systems for lighting and heating in 64 stores and, on average, realized 34% reduction in energy per store. Based on the successful pilot, we will be implementing the energy conservation program in 200 stores, targeting those with the historically highest energy usage.

•

This year, we launched “SBH Going Green”, our company-wide effort to be a better corporate citizen by reducing waste and conserving energy, thereby enhancing the sustainability of our planet and the communities in which we operate. This initiative includes:

•	removing plastic bags from Sally Beauty, CosmoProf and Armstrong McCall stores (will eliminate ~104 million plastic bags from landfills per year);

•	removing Styrofoam cups and lids from SBH Corporate Headquarters (will eliminate ~280,000 pieces of Styrofoam from landfills per year); and

•	launching a cardboard recycling program at SBH Corporate Headquarters (~5-7 tons of cardboard per year).

Product Development and Sourcing: We continue to make progress toward our long-term sustainability goals by using best practices in product development and sourcing. All finished formulas in our owned-brand products are cruelty-free, i.e., not tested on animals. Most (90%) of our owned-brand products are vegan and we aim to have at least 95% of our owned-brand products be vegan in fiscal year 2020. Our Company strives to avoid product formulations that contain parabens and phthalates.

Diversity and Inclusion: Diversity and Inclusion are at the heart of our Company — at the Board level, throughout our global workforce, and in our shared commitment to serving a diverse customer base and their communities.

At the Board Level: Our Board’s composition shows the Company’s commitment to diversity and inclusion. Board level diversity has enhanced our Company’s board-level expertise and broadened its viewpoint. Having diverse voices on our Board sets the tone to encourage leaders at all levels of the Company to listen to the concerns of our workforce and customers alike. By listening to these voices, and responding accordingly, we are continuously evolving as a socially responsible corporate citizen and are maintaining our long-term sustainability.

Our Board’s inclusive composition and practices are being noticed and championed by others, as noted on page 17.

In Our Workforce: Our Company is 92% Female and 48% racially/ethnically diverse. In 2019 Forbes named our Company one of America’s Best Employers for Diversity.

•

In 2019, the Company established a Diversity and Inclusion Committee to ensure all associates feel their views, cultures and beliefs are recognized, respected and included and to provide our associates with internal advocacy and support. We recognize the value of diversity and inclusion within our teams to drive the success of the business, as our associates should — and do — reflect the various qualities of our customers and what they desire and expect from our Company.

•

We scored 75 out of 100 on the Human Rights Campaign’s annual Corporate Equality Index (CEI), which measures and rates workplaces based on LGBTQ equality with respect to policies and benefits. The Company anticipates making additional adjustments during FY20 to improve our rating.

In Our Customer Base: Our customers span the entire continuum of gender and ethnic diversity. We sell products to treat and style every kind of hair; we deliver a tailored assortment of beauty products that serve the local communities where our 4,150 U.S. and Canadian stores are located. Serving the diverse demographics and needs of our customers drives a culture and workforce that embraces and reflects the communities we serve.

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Director Independence

Our Board of Directors is currently comprised of ten non-management directors and Mr. Brickman, who is our President and Chief Executive Officer. Under the Corporate Governance Guidelines, our directors are deemed independent if the Board has made an affirmative determination that such director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and such director also satisfies the other independence requirements of the NYSE. Our Board of Directors has affirmatively determined that all of our current directors other than Mr. Brickman, and both new nominees for directors (Mr. Baer and Ms. Flur), satisfy the independence requirements of our Corporate Governance Guidelines, as well as the NYSE, relating to directors. As part of its annual evaluation of director independence, the Board examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and us, our subsidiaries, affiliates, or independent auditors and the nature of those relationships under the relevant NYSE and SEC standards. The Board also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and members of the senior management of the Corporation or its affiliates.

All of our directors who serve as members of the Audit Committee, Compensation Committee and Nominating, Governance and Corporate Responsibility Committee are independent as required by the NYSE corporate governance rules. In addition, all of our Audit Committee members also satisfy the separate SEC independence requirements applicable to audit committee members and all of our Compensation Committee members satisfy the additional NYSE independence requirements applicable to compensation committee members.

Nomination of Directors

The Board of Directors is responsible for nominating directors for election by our stockholders and filling any vacancies on the Board of Directors that may occur. The Nominating, Governance and Corporate Responsibility Committee is responsible for identifying individuals it believes are qualified to become members of the Board of Directors. The Nominating, Governance and Corporate Responsibility Committee considers recommendations for director nominees from a wide variety of sources, including other members of the Board of Directors, management, stockholders and, if deemed appropriate, from professional search firms. The Nominating, Governance and Corporate Responsibility Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the listing standards of the NYSE. In addition, the Nominating, Governance and Corporate Responsibility Committee will take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate’s judgment, skill, integrity, and business and other experience and the perceived needs of the Board of Directors at that time. With regard to diversity, the Board of Directors and the Nominating, Governance and Corporate Responsibility Committee believe that sound governance of the Corporation requires a wide range of viewpoints. As a result, although the Board of Directors does not have a formal policy regarding board diversity, the Board of Directors and Nominating, Governance and Corporate Responsibility Committee believe that the Board of Directors should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences and skills that contribute to board diversity, and the Nominating, Governance and Corporate Responsibility Committee considers such factors when reviewing potential director nominees.

Stockholder Recommendations or Nominations for Director Candidates

Our Corporate Governance Guidelines provide that our Nominating, Governance and Corporate Responsibility Committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Nominating, Governance and Corporate Responsibility Committee will nominate the recommended candidate. Director nominations by a stockholder or group of stockholders for consideration by our stockholders at our annual meeting of stockholders, or at a special meeting of our stockholders that includes on its agenda the election of one or more directors, may only be made pursuant to Section 1.06 or Section 1.07, as applicable, of our By-Laws or as otherwise provided by law. Nominations pursuant to our By-Laws are made by delivering to our Corporate Secretary, within the time frame

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described in our By-Laws, all of the materials and information that our By-Laws require for director nominations by stockholders. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as a director.

Stockholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our By-Laws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) such person’s written consent to serve as a director if elected, (d) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), (e) a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which nominations are to be made by the stockholder, and (f) such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission rules and regulations and New York Stock Exchange rules and the Corporation’s publicly disclosed Corporate Governance Guidelines. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 1.06 or Section 1.07, as applicable, of our By-Laws; any nominee proposed by a stockholder not nominated in accordance with Section 1.06 or Section 1.07, as applicable, shall not be considered or acted upon for execution at such meeting. Stockholders’ notice for any proposals requested to be included in the Corporation’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Director Qualifications

In order to be recommended by the Nominating, Governance and Corporate Responsibility Committee, our Corporate Governance Guidelines require that each candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all of our stockholders, and be able and willing to devote the required amount of time to our affairs, including attendance at Board of Director meetings. In addition, the candidate cannot jeopardize the independence of a majority of the Board of Directors. The candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other corporate boards and skill sets that add to the value of our business.

Annual Election of Directors

In 2014, the Board of Directors began the process of declassifying the Board to provide for the annual election of all directors for one-year terms. Our stockholders approved the declassification of the Board at our 2014 annual meeting of stockholders. At the annual meeting each year, all directors of the Board will be elected for one-year terms.

At the 2020 annual meeting, our stockholders will elect twelve individuals to serve on our Board.

Mandatory Retirement Age of Directors

Pursuant to our Corporate Governance Guidelines, it is the policy of the Board that no non-management director should serve for more than 15 years in that capacity, although the Board may request that a director who would otherwise be due to retire continue his or her service if (a) the policy would result in multiple retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

Directors Who Change Their Present Job Responsibilities

Pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in job responsibilities or assignment will be required to submit a resignation to the Board. The remaining directors, upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, will then determine the appropriateness of continued Board membership.

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Board Self Evaluations

The Nominating, Governance and Corporate Responsibility Committee oversees a self-evaluation of the Board each year to determine whether the Board is functioning effectively. In addition, each committee of the Board conducts a self-evaluation each year and reports its findings to the Board.

Board Meetings and Attendance

Pursuant to our Corporate Governance Guidelines, our directors are expected to:

•	regularly attend meetings of the Board and the committees of which they are members (as well as each annual meeting of stockholders);

•	spend the time needed to properly discharge their responsibilities;

•	with respect to our non-management directors, meet at regularly scheduled executive sessions in which management does not participate, which sessions are chaired by the Chairman of the Board;

•	with respect to our independent directors, meet at least once a year in an executive session without management, which session is chaired by the Chairman of the Board.

In FY19, our Board of Directors met 7 times, our Audit Committee met 5 times, our Compensation Committee met 7 times, our Executive Committee met 6 times, our Marketing Committee met 4 times, and our Nominating, Governance and Corporate Responsibility Committee met 4 times. Our independent directors met in executive session 6 times. During FY19, each of our directors attended at least 75% percent of the total number of meetings of the Board (during his or her service on the Board) and each committee on which he or she served (during his or her service on such committee). In 2019, except for Ms. Mulder, all members of the Board who were up for election or re-election attended the Corporation’s annual meeting of stockholders.

Board Leadership Structure

In accordance with our By-Laws, the Board elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-management directors or be a management director. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the independent directors shall appoint from among themselves a Lead Independent Director. The Chairman of the Board is responsible for chairing Board meetings and meetings of stockholders, establishing the agendas for Board meetings along with the Lead Independent Director, if any, and providing information to the Board members in advance of meetings and between meetings. The Lead Independent Director, if any, is responsible for, among other things, coordinating the activities of the independent directors, coordinating with the Chairman to set the agenda for Board meetings, chairing executive sessions of the independent (and non-management) directors, reviewing and approving meeting schedules and information sent to the Board and liaising with the Chairman and the Chief Executive Officer and the other independent directors.

Mr. Brickman serves as our Chief Executive Officer and Mr. McMaster serves as our Chairman of the Board. Our Board has determined that this leadership structure is appropriate at this time. In particular, our Board believes that this structure streamlines decision making and enhances accountability. Furthermore, our Board believes that the presence of an independent Chairman of the Board and a majority of independent directors provides effective oversight of management.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of our Board (including the non-management directors as a group, the Chairman of the Board, any Board committee or any chair of any such committee) by addressing written correspondence to the attention of our Corporate Secretary at 3001 Colorado Boulevard, Denton, Texas 76210. Our Corporate Secretary’s office will open all communications received for the

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sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to our business and operations and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or designed to promote a political or similar agenda will be forwarded promptly to the addressee.

Board’s Role in the Risk Management Process

The Board’s role in the risk management process is to understand and oversee the Corporation’s strategic plans, the associated risks and the steps that senior management is taking to manage and mitigate those risks. To ensure proper oversight of the risk management process, the Audit Committee outlines our risk principles and management framework and sets high level strategy and risk tolerances. Our risk profile is managed by our Director of Internal Audit, reporting to the Chairman of the Audit Committee. The Director of Internal Audit meets at least quarterly in executive session with the Audit Committee, and conducts an annual Enterprise Risk Assessment for the Corporation. This assessment is then presented to the Audit Committee (for development of action items and responsible parties for oversight), the full Board (for information) and the Nominating, Governance and Corporate Responsibility Committee (to ensure appropriate Board oversight of the identified risks). This approach is designed to enable the Board and management to establish a mutual understanding of the Corporation’s risk management practices and capabilities, to review the Corporation’s risk exposure and to elevate certain key risks for discussion at the Board level. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk management. Through this system of checks and balances, the Board is able to monitor our risk profile and risk management activities on an ongoing basis. Certain officers who report to the Chief Financial Officer also monitor various financial risks which add to the Corporation’s overall risk management strategy.

Committees of the Board of Directors

Pursuant to our By-Laws, our Board of Directors has established the following committees:

•	Executive Committee;

•	Audit Committee;

•	Compensation Committee;

•	Nominating, Governance and Corporate Responsibility Committee; and

•	Marketing Committee.

The function of each committee is described below. Each committee, pursuant to its charter adopted by the Board of Directors, consists of at least three members.

Executive Committee. The Executive Committee consists of Messrs. Miller (chair), Brickman, Eisenberg and McMaster. The purpose of the Executive Committee is to assist our Board of Directors with its responsibilities and, except as may be limited by law, our Certificate of Incorporation or our By-Laws, to exercise the powers and authority of our Board of Directors when it is not in session. The Executive Committee is governed by the Executive Committee charter. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Audit Committee. The Audit Committee currently consists of Mr. McMaster (chair), Mr. Eisenberg, Ms. Ferguson, Mr. Gibbs, Mr. Miller, and Ms. Paulonis. The Board has determined that each member of the Audit Committee is financially literate, that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act and that each of Mr. Eisenberg, Mr. Gibbs, Mr. McMaster, Mr. Miller, and Ms. Paulonis qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for:

•	the quality and integrity of our financial statements, including oversight responsibility for management’s design and implementation, and the effectiveness of, internal controls;

•	the independent auditor’s qualifications and independence;

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•	the performance of our internal audit function and independent auditors;

•	our compliance with legal and regulatory requirements;

•	our information technology function;

•	preparation of the report of the Audit Committee required for our annual proxy statements; and

•	our financing strategy, financial policies and financial condition

The Audit Committee is governed by the Audit Committee charter. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Compensation Committee. The Compensation Committee consists of Mr. Rabin (chair), Ms. Heasley, and Ms. Mulder. The Board has determined that each such member meets the independence requirements of the NYSE, as well as the “Non-Employee Director” requirements under Rule 16b-3 of the Exchange Act and the “outside director” requirements under Section 162(m) of the Internal Revenue Code. The purpose of the Compensation Committee is to, among other things:

•	establish our general compensation philosophy and, in consultation with senior management, oversee and assess the development and implementation of compensation programs;

•	review and approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	review and approve the compensation of the other executive officers and our Board of Directors;

•	review and recommend to the Board of Directors equity-based incentive compensation plans in which senior management will participate;

•	consider the results of the most recent advisory vote on executive compensation in evaluating or making recommendations regarding executive compensation; and

•	prepare the reports and analysis on executive compensation, which are required to be included in our annual proxy statements.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Decision-Making Process” of this Proxy Statement.

The Compensation Committee is governed by the Compensation Committee charter. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations. Pursuant to its charter, the Compensation Committee may create one or more subcommittees and may delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. As described in greater detail in “Compensation Discussion and Analysis — Compensation Decision-Making Process” of this Proxy Statement, the Compensation Committee engages an independent executive compensation consultant, Frederic W. Cook & Co., Inc., or FW Cook, to assist it in its review of our management compensation levels and programs to ensure that our executive compensation program is commensurate with those of public companies similar in size and scope to us. During its engagement, FW Cook has participated in meetings of the Compensation Committee and advised it with respect to compensation trends and practices, plan design and the reasonableness of individual awards. FW Cook has not performed any services for our management.

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Nominating, Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee consists of Mr. Eisenberg (chair), Ms. Heasley, Ms. Mooney and Ms. Mulder. The Board has determined that each such member meets the independence requirements of the NYSE. The purpose of the Nominating, Governance and Corporate Responsibility Committee is to, among other things:

•	identify individuals qualified and suitable to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders;

•	consider any director candidates recommended by our stockholders pursuant to the procedures described in this Proxy Statement and in our By-Laws;

•	recommend to our Board of Directors individual directors to serve on our various Board committees;

•	develop and recommend to our Board of Directors a set of corporate governance principles applicable to us; and

•	oversee the evaluation of the Board of Directors and management; and

•	assist the Board in overseeing the Company’s corporate responsibility and sustainability initiatives.

The Nominating, Governance and Corporate Responsibility Committee is governed by the Nominating, Governance and Corporate Responsibility Committee charter, which was revised on January 31, 2019 to reflect the Committee’s additional oversight over the Corporation’s corporate responsibility and sustainability initiatives. The Committee periodically reviews the Company’s strategies, activities, policies and communications regarding sustainability and other environmental, social and governance-related matters and makes recommendations to the Board. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Marketing Committee. The Marketing Committee, which was established in 2019, consists of Ms. Mooney (chair) and Ms. Heasley. The purpose of the Marketing Committee is to advise the Board on marketing matters, including overall customer insight, marketing strategy and capability development, and the development and implementation of the Company’s marketing plan.

The Marketing Committee is governed by the Marketing Committee charter, which was adopted on April 24, 2019. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Rabin (chair), Ms. Heasley, and Ms. Mulder. No member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under SEC rules. In addition, during FY19, none of our executive officers of which served as:

•

a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	a director of another corporation, one of whose executive officers served on the Compensation Committee; or

•

a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Compensation Risk Assessment

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with

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incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Corporation or the investments of our stockholders. The Compensation Committee considered compensation programs that apply to employees at all levels. In addition, the Compensation Committee considered the presence of significant risk mitigation factors inherent in our compensation program, such as those described under “Compensation Discussion and Analysis — Management of Compensation-Related Risk.”

Based on the foregoing, the Compensation Committee concluded in its April 2019 meeting that the Corporation’s compensation plans, programs and policies do not create incentives that encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation. We believe that our incentive compensation plans, policies and practices provide appropriate incentives for behaviors that are within the Corporation’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Related Party Transactions

Our Board of Directors recognizes that interested transactions with related parties present a heightened risk of conflicts of interest, or the perception thereof, and therefore it adopted a Statement of Policy with respect to Related Party Transactions. Under this policy, an “interested transaction”, is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $20,000 in any calendar year, (2) the Corporation or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). Any charitable contribution, grant or endowment by the Corporation to a charitable organization, foundation or university at which a related party’s only relationship is as an employee, an officer or a director also constitutes an interested transaction. A “related party” is defined as any person who is or was (since the beginning of the last fiscal year for which the Corporation has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) (1) an officer (including at the Vice President level or above), director or nominee for election as a director of the Corporation or any of its subsidiaries, (2) a greater than five percent beneficial owner of any class of the Corporation’s Common Stock or other equity securities, or (3) an immediate family member of any of the foregoing individuals.

Subject to several exceptions (as described below), all interested transactions must be approved or ratified by the Audit Committee of the Board of Directors, taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. An interested transaction may be approved or ratified if it is determined in good faith that, under all of the circumstances, the transaction is fair to the Corporation. The Audit Committee may impose such conditions as it deems appropriate on the Corporation or the related party in connection with the approval of the transaction.

No director participates in any discussion or approval of an interested transaction for which he or she is a related party, except to the extent the director provides material information concerning the transaction to the Audit Committee. If an interested transaction remains ongoing, the Audit Committee must review and assess, on at least an annual basis, ongoing relationships with the related party to ensure that the interested transaction remains appropriate. In addition, if an interested transaction involving a member of the Board may constitute an actual or potential director conflict of interest, the General Counsel shall notify the Chair of the Nominating, Governance and Corporate Responsibility Committee of such interested transaction.

Under the policy, the following categories of interested transactions have been deemed by the Audit Committee to be pre-approved, even if in excess of $20,000, unless otherwise specifically determined by the committee: (1) any employment by the Corporation of an officer of the Corporation or any of its subsidiaries if the related compensation is approved (or recommended to the Board of Directors for approval) by the Corporation’s Compensation Committee,

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(2) any compensation paid to a director if the compensation is consistent with the Corporation’s director compensation policies and is required to be reported in the Corporation’s proxy statement under Item 402, (3) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $120,000, or two percent of that company’s total annual revenues, and (4) any transaction where the related party’s interest arises solely from the ownership of the Corporation’s Common Stock and all holders of the Corporation’s Common Stock received the same benefit on a pro rata basis (e.g., dividends).

All interested transactions with related parties that are required to be disclosed under the SEC’s rules are disclosed in our Proxy Statement. A copy of our Statement of Policy with respect to Related Party Transactions is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Directors’ Compensation and Benefits

FY19 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)

Katherine B. Bell (2)	43,000	139,986	182,986

Marshall E. Eisenberg	154,000	139,986	293,986

Diana S. Ferguson (3)	56,668	93,195	149,863

David W. Gibbs	91,000	139,986	230,986

Linda Heasley	104,000	139,986	243,986

Joseph C. Magnacca (4)	103,000	139,986	242,986

Robert R. McMaster	372,000	189,998	561,998

John A. Miller	96,000	139,986	235,986

P. Kelly Mooney	98,000	139,986	237,986

Susan R. Mulder	103,000	139,986	242,986

Denise Paulonis	91,000	139,986	230,986

Edward W. Rabin	118,000	139,986	257,986

(1)

During FY19, we did not grant any stock options to, award any non-equity incentive plan compensation to, or maintain any pension or deferred compensation arrangements for members of our Board of Directors, and our directors did not receive any compensation that would constitute “All Other Compensation.”

(2)	Ms. Bell did not stand for re-election at the 2019 Annual Meeting.

(3)	Ms. Ferguson was appointed to the Board on January 31, 2019.

(4)	Mr. Magnacca resigned as a director December 2, 2019.

(5)

Reflects the grant date fair value of restricted stock unit (RSU) awards, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“ASC 718”). The grant date fair value of the RSUs is based on the fair market value of the underlying shares on the date of grant. On November 1, 2018, each director other than Ms. Ferguson and Mr. McMaster received 7,717 RSUs, which stock award had a grant date fair value equal to $139,986. On the date of her appointment, Ms. Ferguson received 5,412 RSUs, which had a grant date fair value equal to $93,195. Mr. McMaster received 10,474 RSUs, which had a grant date fair value equal to $189,998. As of September 30, 2019, the directors beneficially owned RSUs which were vested but not yet delivered in shares in the following amounts: (a) Mr. Eisenberg, 71,943; (b) Ms. Ferguson, 0; (c) Mr. Gibbs, 19,788; (d) Ms. Heasley, 8,167; (e) Mr. Magnacca 15,390; (f) Mr. McMaster, 75,339; (g) Mr. Miller, 48,479; (h) Ms. Mooney, 0; (i) Ms. Mulder, 22,585; (j) Ms. Paulonis, 0; and (k) Mr. Rabin, 58,494.

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Narrative Discussion of Director Compensation Table

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the Director Compensation Table. The Sally Beauty Holdings, Inc. Amended and Restated Independent Director Compensation Policy (the “Director Compensation Policy”) governs the compensation paid to our independent directors and it was last revised in October 2018 following FW Cook’s bi-annual review of our director compensation program. The new Director Compensation Policy became effective October 1, 2018.

Cash Compensation

In FY19, pursuant to the Director Compensation Policy, each of our independent directors received an annual cash retainer of $70,000, payable in advance in four quarterly installments. For in-person Board or committee meetings during FY19, each independent director in attendance received $2,000 per meeting. For telephonic Board or committee meetings for which minutes were kept, each independent director in attendance received $1,000 per meeting.

Additional annual cash retainers were paid to each independent director who served as the Chairman of the Board (Mr. McMaster) or chairperson of the Audit Committee (Mr. McMaster), Compensation Committee (Mr. Rabin), Marketing Committee (Ms. Mooney) or the Nominating, Governance and Corporate Responsibility Committee (Mr. Eisenberg). The following table sets forth the cash retainers for services rendered in FY19:

Board Role	Cash Retainer Amount

Non-Executive Chairman	$150,000

Audit Committee	$25,000

Compensation Committee	$20,000

Marketing Committee	$12,000

Nominating, Governance & Corporate Responsibility Committee	$18,000

In November 2018 the Compensation Committee awarded Mr. McMaster an additional $100,000 Non-Executive cash retainer, and Mr. Eisenberg an additional cash payment of $32,000, each for his increased responsibilities to the Company during FY18. Both awards were paid out in FY19.

Equity-Based Compensation

Pursuant to our Director Compensation Policy, each independent director, with the exception of Mr. McMaster, was granted an annual equity-based retainer award with a value at the time of grant of $140,000. Mr. McMaster was granted an annual equity-based retainer award with a value at the time of grant of $190,000. For FY19, these awards were granted in accordance with the 2010 Omnibus Incentive Plan in the form of RSUs that vested on September 30, 2019, the last day of the fiscal year, subject to the director’s continued service on the Board on such date. On November 5, 2019, each independent director, with the exception of Mr. McMaster received an award of 8,408 RSUs. Mr. McMaster received an award of 11,411 RSUs. As provided in the Director Compensation Policy, each independent director may elect to defer delivery of the shares of Common Stock that would otherwise be due on the vesting date until a later date specified by the independent director. If an independent director does not make such election, he or she will receive shares of Common Stock in settlement of the RSU on the vesting date. Vesting accelerates on a pro-rata basis in the event of the director’s death or disability.

Stock Ownership and Retention Guidelines

Pursuant to our stock ownership guidelines, each independent director must own shares of Common Stock in an amount equal to five times the base annual cash retainer (excluding additional annual cash retainers for the Chairman of the Board and committee chairpersons, and all meeting fees). Independent directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements. Until such time as the required equity ownership is reached, the independent director must retain 100% of the shares of Common

28	2019 Proxy Statement

Stock received upon settlement of his or her RSUs. Shares underlying vested RSUs (including deferred shares) count towards the stock ownership total. Unexercised options (whether vested or unvested) and unvested RSUs do not count as stock owned under the guidelines. As of September 30, 2019, all of our independent directors, subject to the five-year grace period, were in compliance with our stock ownership and retention guidelines.

Travel Expense Reimbursement

Each of our independent directors is entitled to reimbursement for reasonable travel expenses properly incurred in connection with his or her functions and duties as a director. With respect to air travel, reimbursements are limited to the cost of first-class commercial airline tickets for the trip.

Director Indemnification Agreements

Our Board of Directors approved and authorized us to enter into an indemnification agreement with each member of the Board. The indemnification agreement is intended to provide directors with the maximum protection available under applicable law in connection with their services to us.

Each indemnification agreement provides, among other things, that subject to the procedures set forth therein, we will, to the fullest extent permitted by applicable law, indemnify an indemnitee if, by reason of such indemnitee’s corporate status as a director, such indemnitee incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by an indemnitee, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that we cover an indemnitee under liability insurance available to any of our directors, officers or employees. Our indemnification obligations under these agreements are primary for all claims against our directors.

No Material Proceedings

As of December 6, 2019 there are no material proceedings to which any of our directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of our Common Stock (or their associates) is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

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BENEFICIAL OWNERSHIP OF COMPANY’S STOCK

The following tables set forth certain information regarding the beneficial ownership, as of November 15, 2019, of: (i) our Common Stock by each current director (including director nominees) or executive officer and of all the current directors (including director nominees) and executive officers as a group; and (ii) our Common Stock by each person believed by us (based upon their Schedule 13D or 13G filings with the SEC) to beneficially own more than 5% of the total number of outstanding shares. The number of shares beneficially owned by each person or group as of November 15, 2019, includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after November 15, 2019, including upon the exercise of options. The total number of outstanding shares on which the percentages of share ownership in the tables are based is 116,326,372. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders. Except as specified below, the business address of the persons listed is our headquarters, 3001 Colorado Boulevard, Denton, Texas 76210.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

30	2019 Proxy Statement

Securities Owned by Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)

Christian A. Brickman	1,572,449	(3)	1.35%

Aaron E. Alt	154,934	(4)	*

Mark G. Spinks	288,154	(5)	*

Scott C. Sherman	94,744	(6)	*

John M. Henrich	53,263	(7)	*

Chad L. Selvidge	0		*

Timothy R. Baer	0		*

Marshall E. Eisenberg	154,014	(8)	*

Diana S. Ferguson	5,412	(9)	*

Dorlisa K. Flur	0		*

David W. Gibbs	21,626	(10)	*

Linda Heasley	17,478	(11)	*

Joseph C. Magnacca	15,482	(12)	*

Robert R. McMaster	128,144	(13)	*

John A. Miller	305,575	(14)	*

P. Kelly Mooney	8,434	(15)	*

Susan R. Mulder	27,165	(16)	*

Denise Paulonis	10,618	(17)	*

Edward W. Rabin	190,014	(18)	*

All directors and executive officers as a group (19 persons)	3,047,506	(19)	2.62%

(1)	Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)	An asterisk indicates that the percentage of Common Stock projected to be beneficially owned by the named individual does not exceed one percent of our Common Stock.

(3)

Includes 282,356 shares of Common Stock, 146,735 shares of restricted Common Stock, 1,135,299 shares subject to stock options exercisable currently or within 60 days and 8,059 vested restricted stock units.

(4)	Includes 32,686 shares of Common Stock, 72,147 shares of restricted Common Stock and 50,101 shares subject to stock options exercisable currently or within 60 days.

(5)

Includes 5,618 shares of Common Stock, 2,283 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 22,957 shares of restricted Common Stock and 257,296 shares subject to stock options exercisable currently or within 60 days.

(6)	Includes 4,047 shares of Common Stock, 16,902 shares of restricted Common Stock and 73,795 shares subject to stock options exercisable currently or within 60 days.

(7)	Includes 1,751 shares of Common Stock, 12,449 shares of restricted Common Stock and 39,063 shares subject to stock options exercisable currently or within 60 days.

(8)	Includes 72,071 shares of Common Stock, 10,000 shares of Common Stock held by such person as trustee of a trust for the benefit of himself and 71,943 vested restricted stock units.

(9)	Includes 5,412 shares of Common Stock.

(10)	Includes 1,838 shares of Common Stock and 19,788 vested restricted stock units.

(11)	Includes 9,311 shares of Common Stock and 8,167 vested restricted stock units.

(12)	Includes 92 shares of Common Stock and 15,390 vested restricted stock units.

(13)	Includes 52,805 shares of Common Stock and 75,339 vested restricted stock units.

(14)

Includes 59,590 shares of Common Stock, 197,506 shares held by the Rellim Investment Company LLC, a single member LLC owned by a trust for the benefit of himself and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein and 48,479 vested restricted stock units.

(15)	Includes 8,434 shares of Common Stock.

(16)	Includes 4,580 shares of Common Stock and 22,585 vested restricted stock units.

(17)	Includes 10,618 shares of Common Stock.

(18)

Includes 25,520 shares of Common Stock, 89,000 shares of Common Stock held by such person as trustee of a trust for the benefit of himself, 17,000 shares of Common Stock held by wife and 58,494 vested restricted stock units.

(19)

Includes 576,729 shares of Common Stock, 271,190 shares of restricted Common Stock, 2,283 shares held as participants in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 1,555,554 shares subject to stock options exercisable currently or within 60 days and 328,244 vested restricted stock units. Such persons have shared voting and investment power with respect to 313,506 shares.

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Persons Owning More than Five-Percent of the Company’s Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class

ArrowMark Colorado Holdings LLC 100 Fillmore Street, Denver, CO 80206	16,642,309 (1)	14.31%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	14,219,957 (2)	12.22%

FMR LLC 245 Summer Street, Boston, MA 02210	13,584,045 (3)	11.68%

Eaton Vance Management 2 International Place, Boston, MA 02110	13,490,437 (4)	11.60%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	11,141,960 (5)	9.58%

Champlain Investment Partners, LLC 180 Battery St., Burlington, VT 05401	7,467,940 (6)	6.42%

Massachusetts Financial Services Company 111 Huntington Avenue, Boston, MA 02199	6,922,616 (7)	5.95%

(1)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 3) dated October 31, 2019, which reflects sole voting power with respect to 16,642,309 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 16,642,309 shares and shared dispositive power with respect to 0 shares beneficially owned directly by ArrowMark Colorado Holdings LLC, a Delaware limited liability company.

(2)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 3) dated December 31, 2018, which reflects sole voting power with respect to 13,913,961 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 14,219,957 shares and shared dispositive power with respect to 0 shares beneficially owned by BlackRock, Inc., a Delaware corporation; BlackRock, Inc. filed as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G).

(3)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 5) dated December 31, 2018, which reflects sole voting power with respect to 1,339,013 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 13,584,045 shares and shared dispositive power with respect to 0 shares beneficially owned by FMR LLC; FMR LLC filed as a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G).

(4)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 8) dated December 31, 2018, which reflects sole voting power with respect to 13,490,437 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 13,490,437 shares and shared dispositive power with respect to 0 shares beneficially owned by Eaton Vance Management, a Massachusetts business trust.

(5)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 5) dated December 31, 2018, which reflects sole voting power with respect to 153,872 shares and shared voting power with respect to 17,513 shares, sole dispositive power with respect to 10,983,301 shares and shared dispositive power with respect to 158,659 shares beneficially owned by The Vanguard Group, Inc., a Pennsylvania corporation.

(6)

Based solely on information provided on that certain Schedule 13G dated December 31, 2018, which reflects sole voting power with respect to 6,048,350 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 7,467,940 shares and shared dispositive power with respect to 0 shares beneficially owned by Champlain Investment Partners, LLC, a Vermont limited liability company.

(7)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 8) dated December 31, 2018, which reflects sole voting power with respect to 6,460,363 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 6,922,616 shares and shared dispositive power with respect to 0 shares beneficially owned by Massachusetts Financial Services Company, a Delaware corporation, and/or certain other non-reporting entities.

32	2019 Proxy Statement

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, the Corporation is providing in this Proxy Statement a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. As required by these rules, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 36 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 36, and cast a vote “FOR” the Corporation’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis beginning on page 36, the Board of Directors believes that the Corporation’s long-term success depends in large measure on the talents of our employees. The Corporation’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. The Board believes that its current compensation program uses a balanced mix of base salary, and annual and long-term incentives to attract and retain highly qualified executives; the compensation program also maintains a strong relationship between executive compensation and performance, thereby aligning the interests of the Corporation’s executive officers with those of its stockholders.

This vote is advisory and will not be binding on the Corporation. While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements. The Corporation strongly encourages all stockholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

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EXECUTIVE OFFICERS

The executive officers of Sally Beauty Holdings, Inc., their ages (as of December 18, 2019), and their positions for at least the last five years are as follows:

Christian A. Brickman

President and Chief Executive Officer

Christian A. Brickman, 55, has been our President and Chief Executive Officer since February 2015 and a member of our Board since September 2012. Prior to being appointed to his current role, Mr. Brickman served as President and Chief Operating Officer of the Corporation from June 2014 to February 2015. Prior to joining the Corporation, Mr. Brickman served as President of Kimberly-Clark

International from May 2012 to February 2014, where he led the Corporation’s international consumer business in all operations. From August 2010 to May 2012, Mr. Brickman served as President of Kimberly-Clark Professional. From 2008 to 2010, Mr. Brickman served as Chief Strategy Officer and played a key role in the development and implementation of Kimberly-Clark’s strategic plans and processes to enhance enterprise growth initiatives. Prior to joining Kimberly-Clark, Mr. Brickman was a Principal in McKinsey & Company’s Dallas, Texas, office and a leader in the firm’s consumer packaged goods and operations practices. Before joining McKinsey, Mr. Brickman was President and CEO of Whitlock Packaging, the largest non-carbonated beverage co-packing company in the United States, from 1998 to 2001. From 1994 to 1998, he was with Guinness/United Distillers, initially as Vice President of Strategic Planning for the Americas region and then as General Manager for Guinness Brewing Worldwide’s Latin America region. Mr. Brickman was awarded an advanced bachelor’s degree in economics in 1986 from Occidental College in Los Angeles where he graduated with honors, Phi Beta Kappa and cum laude.

Aaron E. Alt

Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply

Aaron E. Alt, 48, has been our Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply since October 2018. Mr. Alt was our Senior Vice President, Chief Financial Officer and Chief Administrative Officer from May 2018 to October 2018. Prior to his appointment with the Company, Mr. Alt held various executive leadership roles at Target Corporation, including Senior Vice

President, Operations from March 2017 to May 2018; Senior Vice President Grocery Transformation from January 2016 to March 2017; Chief Executive Officer, Target Canada Co. from January 2015 to May 2018; Senior Vice President, Finance from August 2015 to January 2016; Senior Vice President, Tax and Treasurer from March 2015 to August 2015; Senior Vice President, Business Development, Risk Management, Tax and Treasurer from October 2013 to March 2015; and Senior Vice President, Business Development and Treasurer from September 2012 to October 2013. Prior to joining Target Corporation, Mr. Alt held several senior level positions with Sara Lee Corporation, including General Manager – Ball Park Brands from 2011-2012; Senior Vice President, Chief Financial Officer – North American Retail and Foodservice from 2009 to 2011; Senior Vice President – Corporate Development from 2006 to 2009 and Vice President, Senior Corporate Counsel – Corporate Development and Finance from 2004 to 2006. Mr. Alt was a partner at the law firm of Kirkland & Ellis in London from 2003 to 2004. Mr. Alt holds a J.D. from Harvard Law School, an M.B.A. from J.L. Kellogg School of Management at Northwestern University and a B.A. in History and Political Science from Northwestern University.

Pamela K. Kohn

Senior Vice President, Chief Merchandising Officer

Pamela K. Kohn, 55, has been our Senior Vice President, Chief Merchandising Officer since October 2019. Prior to joining the Company, Ms. Kohn was the Executive Vice President, Chief Merchandising and Marketing Officer for the Family Dollar Division of Dollar Tree, Inc. from September 2017 to June 2019, and served in the same capacity for The Fresh Market from January 2016 to

December 2016. Ms. Kohn was Executive Vice President and President of Walmart U.S. Realty from 2013 to 2015 and, prior to that, Ms. Kohn served as a senior executive in a number of areas for Walmart, including Merchandising, Merchandise Services, Global Sourcing, Supply Chain and Store Operations. Ms. Kohn holds a B.A. degree in Sociology from Northwestern University.

34	2019 Proxy Statement

Mark G. Spinks

President, Beauty Systems Group

Mark G. Spinks, 58, has been the President of Beauty Systems Group LLC since July 2015. Mr. Spinks previously held a number of positions of increasing responsibility with us. Mr. Spinks was most recently the Chief Operating Officer of Beauty Systems Group LLC, a position he has served in since September 2014. Prior to that, Mr. Spinks was the Vice President of Operations/GM for the

Corporation’s Armstrong McCall franchise business, a position he held for five and a half years, and prior to that was the Director of Business Development for the Corporation for almost four years. Mr. Spinks received a B.A. in Economics and Criminal Justice from Indiana University.

Scott C. Sherman

Senior Vice President and Chief Human Resources Officer

Scott Sherman, 41, has been our Senior Vice President and Chief Human Resources Officer since October 2017. Mr. Sherman has held various senior level positions with the Corporation since October 2012, including Group Vice President, Human Resources from November 2016 to September 2017, Vice President and Deputy General Counsel from October 2013 to November 2016 and

Associate General Counsel, Employment and Litigation from October 2012 to October 2013. Prior to joining the Corporation, Mr. Sherman was a Shareholder/Attorney at Littler Mendelson, P.C. where he represented clients in all aspects of labor and employment law. Mr. Sherman received his J.D. from the University of Pittsburgh School of Law and his B.A. in Political Science from Pennsylvania State University.

John M. Henrich

Senior Vice President, General Counsel and Secretary

John Henrich, 45, has been our Senior Vice President, General Counsel and Secretary since June 2019. Mr. Henrich has held various senior level positions with the Corporation since January 2012, including Interim General Counsel and Secretary since January 2018; Vice President, Deputy General Counsel, Head of Regulatory from October 2016 to January 2018; Vice President,

Associate General Counsel from October 2015 to October 2016; and Senior Counsel from January 2012 to October 2015. Prior to joining the Corporation, Mr. Henrich was Senior Counsel at Accor Hospitality. Mr. Henrich received his J.D. from Fordham University School of Law and his B.A. in History from Columbia University in the City of New York.

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EXECUTIVE COMPENSATION

36	Compensation Discussion and Analysis

37	Executive Summary

39	Compensation Philosophy and Objectives

40	FY19 Executive Compensation Program

41	Tying Compensation to Performance

42	Base Salary

43	Annual Incentive

46	Long-Term Incentives

48	Other Compensation

48	Change-in-Control Severance Protection

49	Additional Compensation Policies

50	Compensation Decision-Making Process

50	Role of Compensation Committee

51	Role of Independent Compensation Consultant

51	Role of Management

51	Market Data/Benchmarking

52	Total Compensation Review

53	Consideration of Stockholder Vote on Executive Compensation

53	Management of Compensation-Related Risk

54	Compensation Committee Report

55	Compensation Tables

55	Summary Compensation Table

56	Grants of Plan-Based Awards for FY19

57	Outstanding Equity Awards at 2019 Fiscal Year-End

58	Option Exercises and Stock Vested in FY19

59	Nonqualified Deferred Compensation

60	Potential Payments Upon Termination or Change in Control

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) explains how the Company’s executive compensation program is designed and operates with respect to the following named executive officers (NEOs) for the fiscal year 2019 (FY19):

Current NEOs

Christian A. Brickman President and Chief Executive Officer

Aaron E. Alt Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply

Mark G. Spinks President, Beauty Systems Group

Scott C. Sherman Senior Vice President and Chief Human Resources Officer

John M. Henrich Senior Vice President, General Counsel and Secretary
Former NEO

Chad L. Selvidge Former Senior Vice President and Chief Merchandising Officer

For a complete understanding of our executive compensation program, this CD&A should be read in conjunction with the “Executive Compensation—Compensation Tables” of this Proxy Statement.

36	2019 Proxy Statement

EXECUTIVE SUMMARY

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply (Sally) and Beauty Systems Group (BSG) businesses, the Company has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally stores offer products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. BSG stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers.

Over the last several years, the retail and beauty sector has changed significantly. There has been increased competition in the beauty space, retailers have increased investments in stores and technology, customers have had a desire for a more convenient omni-channel shopping experience, and there have been rising labor costs and a tighter job market. We have responded with these four strategic initiatives to reignite growth:

FY19 Company Strategies and Performance

✓   Playing to win with our customers

–   We continued to build our innovation pipeline with new exciting brands such as the vivid color lines of Arctic Fox and Good Dye Young in Sally and the prestigious color and care brand, Pravana, and Swedish vegan brand, Maria Nila, in BSG

–   We launched Box Color across the Sally Beauty network

–   We invested in marketing focused on building awareness and education of these brands

✓    Improving our retail fundamentals

–   We launched our new Sally Beauty Rewards Loyalty Program, with over 15.9 million active members (and growing . . .)

–   We completed the installation of a new state-of-the-art POS system to over 1,400 Sally and CosmoProf stores

–   We launched phase one of JDA, our new merchandising and supply chain platform

–   We optimized our supply chain footprint and transportation network to enhance speed and efficiency

–   We tested new store concepts for both business units

✓    Advancing our digital commerce capabilities

–   We launched the redesigned mobile-first website for Sally

–   We launched the new Sally Beauty app which allows our consumers to access their loyalty points and shop directly from the app

–   We enhanced the CosmoProf app to remove friction from the buying experience for our pro customers

✓    Continuing to drive costs out of the business

–   We worked hard all year to find efficiencies and savings in how we operate our business

(1)   Please see Appendix 1 for a reconciliation of non-GAAP numbers.

(2)   Please see “Annual Incentive” section of this CD&A for Adjusted Operating Income definition and “Long-Term Incentives” section of this CD&A for 3-Year Average ROIC definition.

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FY19 Changes

NEO Changes

✓  On October 19, 2018, Aaron E. Alt was promoted to President, Sally Beauty Supply, in addition to his role as Senior Vice President and Chief Financial Officer.

✓  On June 10, 2019, John M. Henrich was promoted to Senior Vice President, General Counsel and Secretary.

✓  On June 27, 2019, Chad L. Selvidge, our Former Senior Vice President and Chief Merchandising Officer, separated from the Company.

Program Changes

✓  We adjusted our annual incentive performance metrics (replaced total sales metric with same store sales growth), weightings and payout scales in order to align with investor focus and incent employees to grow primary sales channels.

FY19 NEO Pay

✓  Increased base salaries for NEOs between 2.0% to 2.3% (other than Messrs. Alt and Henrich), consistent with market data from our peer group. Increased Mr. Alt’s base salary from $600,000 to $700,000 and Mr. Henrich’s base salary from $317,200 to $385,000 based on their promotions and market data from our peer group.

✓  Increased Mr. Alt’s annual incentive target award percentage from 60% to 80% and Mr. Henrich’s target award percentage from 40% to 60% based on their promotions and market data from our peer group. Also increased Mr. Spinks’ target award percentage from 60% to 70% to better align with market data from our peer group.

✓   While we continue to make progress on our strategic initiatives, overall our financial performance was below expectations and resulted in below target payouts for annual incentive awards (except for Sally) and forfeiture of the FY17-19 performance-based restricted stock units (PBRSUs).

–   Annual incentive award payouts ranged from 63.82% to 108.33% of target, based on achievement of same store sales growth, adjusted operating income and strategic initiatives (weightings varied based on business unit).

✓  Granted long-term incentive (equity) awards in the form of 34% stock options (options), 33% PBRSUs, and 33% time-based restricted stock awards (TBRSAs).

✓  PBRSU performance metrics comprised of 60% adjusted operating income growth and 40% return on invested capital (ROIC) based on performance over a 3-year period.

Corporate Governance
	WHAT WE DO	WHAT WE DO NOT DO

✓  Closely align pay with performance

✓  Retain an independent compensation consultant

✓  Conduct an annual review of our peer group composition

✓  Conduct an annual review of our executive officer performance and compensation

✓  Conduct an annual review of our incentive compensation design

✓  Limit incentive compensation with a maximum payout/cap

✓  Maintain a comprehensive recoupment/clawback policy

✓  Require a minimum vesting period for equity

✓  Maintain equity ownership guidelines and retention requirements

✗  No employment agreements for executive officers

✗  No discounting or repricing of stock options without stockholder approval

✗  No pledging or hedging transactions with respect to Company stock

✗  No “single trigger” change-in-control severance benefits

✗  No “single trigger” change-in-control equity acceleration for assumed awards (other than PBRSUs, which vest at target)

✗ No 280G excise tax “gross-ups”

✗ No excessive executive benefits or perquisites

✗  No tax “gross-ups” for executive benefits or perquisites (other than reimbursement of certain new-hire benefits)

✗ No compensation programs that are reasonably likely to have a material adverse effect on the Company

38	2019 Proxy Statement

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Compensation Committee has developed the following objectives to guide the design of our executive officer compensation program and practices, including those for our NEOs. The Compensation Committee considers these objectives when making decisions regarding the forms, mix and amounts of compensation paid to our executive officers:

•	Attract, motivate and retain highly qualified individuals

To assure that our compensation arrangements remain competitive with the compensation paid by other employers who compete with us for talent, the Compensation Committee considers peer group information as one input in its decision-making process. In FY19, we targeted our compensation program to provide total direct compensation opportunities for our NEOs at approximately the 25th percentile to median of our peer group. The Compensation Committee uses its judgment to vary executive officer pay within the targeted range and from the targeted range based on various factors, such as an executive officer’s performance, responsibilities, experience and expected future contributions.

•	Align the interests of our executive officers more closely with those of our stockholders

The compensation program for our executives is weighted toward performance-based compensation, with base salary generally being the only component of an executive officer’s direct compensation that is fixed each year. Other components, including the annual and long-term incentives, are earned or derive value from the achievement of financial and strategic business objectives and/or increases in stock price. The Compensation Committee believes this performance-driven compensation will promote our long-term financial success and lead to increased stockholder returns.

•	Manage risk by balancing the time horizon of incentive compensation

Our compensation program is balanced between annual and long-term performance objectives, but always with a view to achieving long-term value for our stockholders. This structure, together with our compensation recoupment policy and equity ownership guidelines, encourages and rewards sustained superior performance.

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps to not only achieve our annual and long-term goals, but also aligns the interests of our management team with those of the Company and our stockholders.

Internal Equity

Internal equity is one factor of many that the Compensation Committee considers in establishing compensation for our executives. While there is no formal policy, the Compensation Committee reviews compensation levels to ensure that appropriate parity exists within the senior management team. The differences in compensation levels among our NEOs reflect the significant variations in their relative responsibilities. The responsibilities of the Chief Executive Officer for management and oversight of a global enterprise are significantly higher than those of our other NEOs. As a result, the pay level and percent of pay at risk based on financial, strategic and stock price performance is commensurately higher for our Chief Executive Officer than for other officer positions.

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FY19 EXECUTIVE COMPENSATION PROGRAM

The following are the primary components of the FY19 compensation program for our executive officers, including our NEOs:

Component	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Providing a competitive level of fixed compensation that attracts and retains skilled management, recognizing their respective roles, responsibilities, and experience.	Reviewed annually for increases.

Annual Incentive (Non-Equity) Annual Incentive Plan (AIP)	Cash Award	Communicating and driving achievement of financial and strategic annual objectives that are important to our sustained success and stock value.	Earned based on growth in same store sales, adjusted operating income and strategic initiatives, with potential adjustment based on individual performance. The AIP financial performance objectives for FY19 are set forth in the “Annual Incentive—Performance Objectives” section of this CD&A.

Long-Term Incentives (Equity) 2010 & 2019 Omnibus Incentive Plans	Stock Options (Options)	Creating a strong financial incentive for meeting or exceeding long-term financial goals, rewarding past performance, recognizing promotions, encouraging an equity stake in the Company, and aligning interests with those of our stockholders.	Value for Options requires increases in Common Stock price.
	Performance-Based Restricted Stock Units (PBRSUs)		PBRSUs are eligible to vest based on achievement of goals related to adjusted operating income growth and return on invested capital (ROIC) over a three-year period. In addition, value of PBRSUs at vesting is tied to company stock price.
	Time-Based Restricted Stock Awards (TBRSAs)	Encouraging retention through multi-year vesting requirements.	TBRSAs vest ratably over a three-year period with continued employment providing a retention incentive.

The Company also provides the following components of compensation:

Component		Form of Compensation	Purpose

Other Compensation	Health and Welfare Benefits	Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, dental, life and disability insurance.	Providing a competitive, broad-based employee benefits structure and promoting the good health of our executives.
	Retirement Plan	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees).	Providing competitive retirement-planning benefits to attract and retain skilled management.
	Executive Physical	Reimbursement for an annual physical exam.	Promoting the good health of our executives.
	New Hire Benefits	Limited new hire benefits (including Company-paid COBRA and relocation expenses).	Attracting new talent by providing a smooth transition to our Company.

Change-in-Control Severance Protection		Eligibility to receive cash severance (1.99 times base salary and a 5-year average AIP award payout) and post-termination health and welfare benefits (24 months) in connection with involuntary termination within two years after a change of control.	Providing a competitive compensation package for attraction and retention purposes before and after a change in control, as well as ensuring continuity of management in the event of any actual or threatened change in control of our Company.

40	2019 Proxy Statement

Tying Compensation to Performance

Our executive compensation program closely links realized compensation to the achievement of financial objectives and increases in the Company’s stock price, with 61% of Mr. Brickman’s and 52% of our other NEOs’ FY19 target compensation being performance-based and contingent upon the achievement of financial or strategic performance objectives or changes in our stock price.

We use four key performance metrics to measure results and determine annual incentive and PBRSU payouts:

(1)	Weightings vary based on business unit; SBH consolidated weightings shown

Generate sustainable growth. The Compensation Committee believes these performance components — incorporated into the Company’s annual budget and long-term planning — represent the metrics that can be used by our stockholders to assess the Company’s value. Using these metrics consistently, together with overlapping performance periods for our PBRSUs, enables the Compensation Committee to evaluate the NEOs’ performance in generating sustainable growth.

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Balance annual and long-term objectives. The Compensation Committee also believes that the overlap of the adjusted operating income performance metric between the AIP and PBRSUs focuses our NEOs on this measure. It highlights the importance of leading the Company to achieve both annual and long-term financial and strategic goals. It also reduces the risk that actions would be taken to sacrifice long-term growth to meet annual targets or vice versa.

Flexibility to support long-term growth. The standards for determining performance against objectives established for these metrics are derived from the Company’s financial statements, which follow generally accepted accounting principles. The terms of our AIP and PBRSUs provide the Compensation Committee the ability to adjust results to exclude certain items, either positive or negative, that it considers extraordinary when determining performance against pre-established financial goals. The Compensation Committee believes that retaining the ability to make adjustments encourages management’s willingness to take actions that may limit annual Company performance, yet support long-term growth. When evaluating our performance against goals for our FY19 AIP and FY17-19 PBRSU awards, the Compensation Committee did not make any adjustments.

Base Salary

The Compensation Committee determines the base salary of each NEO on an annual basis (unless market conditions or changes in responsibilities warrant a mid-year change) and targets base salaries at or near the 25th percentile to median of our peer group. The Compensation Committee uses its judgment to vary executive officer pay based on various factors, such as an executive officer’s experience, performance and responsibilities. In evaluating the NEOs’ performance, the Compensation Committee relies primarily on our Chief Executive Officer’s performance review of each executive officer (other than himself). The subjective factors considered by our Chief Executive Officer primarily consist of whether the executive officer met their developmental and operational goals and the financial performance within their area of responsibility.

In September 2018, the Compensation Committee reviewed market data provided by FW Cook on our peer companies and general industry to determine whether any significant changes to the base salaries for our executive officers were needed for FY19 to align our executive team with the market. The Compensation Committee increased the base salary levels of the NEOs, with adjustments to reflect executive performance and to move executive salaries closer to the targeted competitive position as follows:

Name	Start of FY19 Base Salary	% Increase (1)	End of FY19 Base Salary

Current NEOs

Christian A. Brickman	$1,000,000	2.0%	$1,020,000

Aaron E. Alt (2)	$600,000	16.7%	$700,000

Mark G. Spinks	$450,000	2.0%	$459,000

Scott C. Sherman	$360,000	2.2%	$368,000

John M. Henrich (3)	$317,200	21.4%	$385,000

Former NEO

Chad L. Selvidge (4)	$350,000	2.3%	$358,000

(1)	Base salary increases were effective October 28, 2018.

(2)	Mr. Alt had been promoted to Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply which warranted a higher base salary, based on the peer group data provided by FW Cook.

(3)

Mr. Henrich’s base salary at the start of FY19 was $265,200 plus a stipend of $1,000 per week ($52,000 annualized) for his role as Interim General Counsel and Secretary, for a total base salary of $317,200. On October 28, 2018, he received a 2.6% merit increase bringing his base salary to $272,200 plus his stipend of $1,000 per week ($52,000 annualized), for a total base salary of $324,200. On June 10, 2019, his base salary was increased to $385,000 with his promotion to Senior Vice President, General Counsel and Secretary (with no stipend).

(4)	Mr. Selvidge separated from the Company on June 27, 2019.

The Compensation Committee believes that the base salaries paid to our NEOs during FY19 were appropriate to retain and motivate such officers and were competitive with those offered by our peer companies. For the actual base salaries paid to our NEOs during FY19, please see the “Summary Compensation Table” of this Proxy Statement.

42	2019 Proxy Statement

Annual Incentive

Our Annual Incentive Plan (AIP) provides each NEO the opportunity to receive an annual incentive or cash award payout based on their base salary for the fiscal year, target award percentage and achievement of performance objectives:

FY19 Base Salary	X	Target Award Percentage	X	Performance Objectives Payout %	=	Award Payout

Target Award

Target Award

Our Chief Executive Officer made recommendations to the Compensation Committee for each NEO’s target award percentage (other than himself), based on job responsibilities and peer group data provided by FW Cook. The Compensation Committee determined the Chief Executive Officer’s target award percentage, based on his job responsibilities and the peer group data provided by FW Cook. For FY19, the Compensation Committee increased Messrs. Alt, Spinks, and Henrich’s target award percentages to better align them with market based on the peer group data provided by FW Cook. The Compensation Committee also considered Messrs. Alt and Henrich’s promotions, which warranted a higher target award percentage. The Compensation Committee approved the following FY19 target award percentages:

Name	FY18 Target Award Percentage (1)	FY19 Target Award Percentage (1)

Current NEOs

Christian A. Brickman	100%	100%

Aaron E. Alt	60%	80%

Mark G. Spinks	60%	70%

Scott C. Sherman	60%	60%

John M. Henrich	40%	60%

Former NEO

Chad L. Selvidge	60%	60%

(1)	Reflected as a percentage of base salary earned in the fiscal year.

The target award opportunity for each NEO under the AIP in FY19 is as follows:

Name	FY19 Base Salary (1)	Target Award Percentage	Target Award

Current NEOs

Christian A. Brickman	$1,018,521	100%	$1,018,521

Aaron E. Alt	$692,603	80%	$554,082

Mark G. Spinks	$458,334	70%	$320,834

Scott C. Sherman	$367,408	60%	$220,445

John M. Henrich (2)	$342,505	47%	$160,840

Former NEO

Chad L. Selvidge (3)	$263,249	60%	$157,950

(1)	Base salary used for AIP target award calculation is prorated by the day and slightly differs from actual base salary paid.

(2)

Mr. Henrich’s target award was prorated with $223,313 of his FY19 base salary multiplied by a 40% target award percentage and $119,192 of his FY19 base salary multiplied by a 60% target award percentage, based on his promotion.

(3)	Mr. Selvidge’s target award was prorated based on his separation date.

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Performance Objectives

In establishing the performance objectives for FY19, the Compensation Committee determined that the primary emphasis should be on financial performance objectives. Accordingly, 80% of the NEOs’ AIP award payouts are based on achievement of financial performance goals and 20% on achievement of strategic initiatives, subject to potential adjustment based on individual performance as described below. For FY19, the AIP performance objectives consisted of the following components and weightings:

Messrs. Brickman, Sherman, Henrich & Selvidge:			Mr. Alt:			Mr. Spinks:
Component		Weighting	Component		Weighting	Component		Weighting
80% SBH Consolidated	Same Store Sales Growth	40%	40% Sally USA & Canada	Same Store Sales Growth	20%	60% BSG	Same Store Sales Growth	30%
				Adjusted Operating Income	20%		Adjusted Operating Income	30%
	Adjusted Operating Income	40%	40% SBH Consolidated	Same Store Sales Growth	20%	20% SBH Consolidated	Adjusted Operating Income	20%
				Adjusted Operating Income	20%
20% Strategic	Strategic Initiatives	20%	20% Strategic	Strategic Initiatives	20%	20% Strategic	Strategic Initiatives	20%
Total		100%	Total		100%	Total		100%

For shared services officers (Messrs. Brickman, Sherman, Henrich and Selvidge), the financial performance objectives were based on consolidated (all the individual reporting units combined) achievement. For heads of a business unit (Messrs. Alt and Spinks), the financial performance objectives were based on both consolidated and business unit achievement. The percentage weighting of the various financial objectives represents the Compensation Committee’s determination regarding the relative importance of each metric to our overall financial performance. The strategic initiatives component focused on company-wide initiatives that applied to all executive officers.

In setting the financial performance objectives for the AIP, the Compensation Committee reviewed our financial projections for FY19 with Mr. Brickman. For FY19, the AIP financial performance objectives were as follows:

•	Same Store Sales Growth means sales from brick and mortar stores that have been open at least 14 months and e-commerce sales from only certain digital platforms within the organization.

	SBH Consolidated		Sally USA & Canada		BSG
Payout Scale	Performance Achieved	Payout % (1)	Performance Achieved	Payout % (1)	Performance Achieved	Payout % (1)
Maximum	≥ 1.95%	200%	≥ 1.18%	200%	≥ 2.66%	200%
Target	0.78%	100%	0.18%	100%	1.24%	100%
Threshold	- 0.90%	25%	-1.10%	25%	- 0.75%	25%
Below Threshold	< - 0.90%	0%	< -1.10%	0%	< - 0.75%	0%

(1)	Payouts between performance levels is determined based on straight line interpolation.

44	2019 Proxy Statement

•

Adjusted Operating Income means the operating income of the Company as reported in the Company’s audited consolidated financial statements, with such adjustment as the Compensation Committee may provide for prior to the commencement thereof (which adjustments may include effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles and identified in the financial statements, notes to the financial statements or management’s discussion and analysis).

	SBH Consolidated			Sally USA & Canada				BSG
Payout Scale	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)
Maximum	≥$515.0	≥110.00%	200%	≥$368.7	≥110.00%	200%	≥$279.2	≥110.00%	200%
Target	$468.1	100.00%	100%	$335.2	100.00%	100%	$253.8	100.00%	100%
Threshold	$425.9	90.98%	25%	$301.7	90.00%	25%	$233.0	91.81%	20%
Below Threshold	<$425.9	<90.98%	0%	<$301.7	<90.00%	0%	<$233.0	<91.81%	0%

(1)	Payouts between performance levels is determined based on straight line interpolation.

•

Strategic Initiatives are company-wide initiatives applied to all officers set at the beginning of FY19 by the Compensation Committee and approved by the Board of Directors. These strategic initiatives focused on product launches, improving retail fundamentals and advancing digital commerce capabilities.

Performance Achieved	Payout %

Exceeds	101-150%

Target	100%

Not Fully Achieved	0-99%

The AIP is designed so that if we achieve the AIP financial performance targets and strategic initiatives (as discussed above), each NEO is eligible to earn 100% of their target award. Performance at below-target levels would result in awards as low as 0% of the target award, subject to the discretion of the Compensation Committee to adjust awards as described below. If we exceed the AIP financial performance targets, each NEO is eligible to earn an AIP award in an amount up to 200% of the financial criteria components of their target award and 150% of the strategic initiatives component.

To provide flexibility to recognize overall achievements in key focus areas and operational performance, which can change throughout the year based on unanticipated contingencies, the Compensation Committee does not specify individual performance objectives for individual officers under the AIP. Instead, the Compensation Committee maintains discretion to use its qualitative judgment to reduce or increase the dollar value of an individual officer’s AIP award (by up to 50 percentage points below or above the percentage of the target award resulting from application of the financial performance formulas) based upon a subjective assessment of the individual’s performance, but the adjusted payout cannot exceed the maximum award for such individual. The Compensation Committee did not exercise any such discretion with respect to FY19.

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Award Payout

The final results for the FY19 performance objectives (financial and strategic) under the AIP are shown in the following table:

	SBH Consolidated				Business Unit (Sally USA & Canada or BSG)				Strategic Initiatives		Performance Objectives Payout %
	Same Store Sales Growth		Adjusted Operating Income		Same Store Sales Growth		Adjusted Operating Income
Name	Performance Achieved	Weighted Payout	Performance Achieved	Weighted Payout	Performance Achieved	Weighted Payout	Performance Achieved	Weighted Payout	Performance Achieved	Weighted Payout

Current NEOs

Mr. Brickman	39.74%	31.61%	97.88%	32.95%	—	—	—	—	80.00%	16.00%	80.56%

Mr. Alt	39.74%	15.80%	97.88%	16.47%	455.56%	32.80%	103.63%	27.26%	80.00%	16.00%	108.33%

Mr. Spinks	—	—	97.88%	16.47%	12.90%	17.79%	94.39%	13.56%	80.00%	16.00%	63.82%

Mr. Sherman	39.74%	31.61%	97.88%	32.95%	—	—	—	—	80.00%	16.00%	80.56%

Mr. Henrich (1)	39.74%	31.61%	97.88%	32.95%	—	—	—	—	80.00%	16.00%	80.82%

Former NEO

Mr. Selvidge	39.74%	31.61%	97.88%	32.95%	—	—	—	—	80.00%	16.00%	80.56%

(1)	Mr. Henrich’s performance objectives payout percentage was different for the time he was the Interim General Counsel and Secretary (excluded strategic initiatives).

The table below shows the target awards and the award payouts under the AIP for the NEOs for FY19:

Name	Target Award	Performance Objectives Payout %	Award Payout

Current NEOs

Mr. Brickman	$1,018,521	80.56%	$820,520

Mr. Alt	$554,082	108.33%	$600,237

Mr. Spinks	$320,834	63.82%	$204,756

Mr. Sherman	$220,445	80.56%	$177,590

Mr. Henrich (1)	$160,840	80.82%	$129,993

Former NEO

Mr. Selvidge (1)	$157,950	80.56%	$127,244

(1)	Messrs. Henrich and Selvidge’s awards were prorated. See “Annual Incentive—Target Award” section in this CD&A and the table above for more details.

Long-Term Incentives

The Compensation Committee’s policy is to grant long-term incentive or equity awards on the same day it approves the grant. Other than special one-time grants, such as at the time of a new hire or promotion, the Compensation Committee intends to grant equity awards to its executive officers once a year, and such grants are generally made at the same time that the Compensation Committee approves base salary increases and the AIP target awards for the fiscal year. These actions generally occur within the first month of the fiscal year.

Our Vice President of Compensation, Benefits and HRIS provides our Chief Executive Officer with a listing of employees eligible for equity awards. Our Chief Executive Officer then makes a grant recommendation to the Compensation Committee for each of the proposed grantees, including the NEOs other than himself, based on consideration of the value of the grants that the employee received in prior years, the competitive market data provided by FW Cook and his views as to the employee’s expected future contribution to our business results. The Chairman of the Compensation Committee of the Board of Directors recommends to the Compensation Committee the Chief Executive Officer’s proposed equity grant based on his review of competitive market data provided by FW Cook. The Compensation Committee is ultimately responsible for determining the number of options or shares to be awarded and for approving each grant. In making this determination, the Compensation Committee considers the recommendations of the Chief Executive Officer, the long-term incentive opportunity market data provided by FW Cook, and the competitive data provided by FW Cook regarding aggregate share usage and costs associated with equity grants.

46	2019 Proxy Statement

The Compensation Committee sets an aggregate long-term incentive budget to determine the total amount of equity awards that may be awarded in any fiscal year. The Compensation Committee determines the budget after discussions with FW Cook and management and a review of peer group practices, evaluation of prior year performance and the projected impact to our net income. Based upon input received from FW Cook, the long-term incentive award opportunities provided to our executive officers are conservative relative to market practice.

FY19 Equity Awards

Consistent with its equity grant policy, the Compensation Committee granted options and TBRSAs in November 2018 to each of our executive officers. The Compensation Committee delayed the grant of the FY19-21 PBRSUs to January 2019 to allow management additional time to assess key assumptions around business performance, investments in support of continued transformation and uses of cash for the FY19-21 period, each of which informed the performance goals for the FY19-21 PBRSUs. For more information regarding the equity awards granted to our NEOs during FY19, please see the “Grants of Plan-Based Awards” table of this Proxy Statement. As a condition of the grant, grantees, including our NEOs, have agreed that, for one year following termination of employment, they will not solicit our employees or customers. The grant value of the NEOs’ FY19 equity awards are reflected in the following table:

Name	FY19 Equity Award Grant Value

Current NEOs

Christian A. Brickman	$4,000,000

Aaron E. Alt	$900,000

Mark G. Spinks	$600,000

Scott C. Sherman	$450,000

John M. Henrich	$200,000

Former NEO

Chad L. Selvidge (1)	$400,000

(1)	Mr. Selvidge forfeited his unvested outstanding equity awards in connection with his separation.

•

Options comprised 34% of the equity award value. Options vest one-third per year, have a ten-year term, and have an exercise price equal to the closing price per share of our Common Stock on the date of grant.

•

PBRSUs comprised 33% of the equity award value. PBRSUs are eligible to vest based on achievement of goals related to consolidated adjusted operating income (OI) growth and return on invested capital (ROIC) over a three-year period.

–

Adjusted Operating Income Growth means the “compounded annual growth rate” over the performance period of the Company’s adjusted consolidated operating income, represented as a percentage, and measured as follows:

Adjusted Operating Income Growth =	(	Adjusted Operating Income during fiscal year ending September 30, 2021)	(1⁄3 )	– 1
Adjusted Operating Income during fiscal year ending September 30, 2018

–	Return on Invested Capital means net income plus after-tax interest expense divided by monthly invested capital over the three-year performance period.

PBRSUs Granted	è	Adjusted OI Growth (60%)		+	ROIC (40%)		=	Total Payout
		Payout Scale	Payout % (1)		Payout Scale	Payout % (1)		Payout Scale	Payout % (1)
		Maximum	200%		Maximum	200%		Maximum	200%
		Target	100%		Target	100%		Target	100%
		Threshold	50%		Threshold	50%		Threshold	50%
		Below Threshold	0%		Below Threshold	0%		Below Threshold	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

•	TBRSAs comprised 33% of the equity award value. TBRSAs vest ratably over a three-year period.

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Determination of FY17-19 PBRSUs

Following the completion of the performance period, the Compensation Committee determined that the FY17-19 PBRSUs granted in November 2016 were not earned because the Company did not achieve threshold performance levels for either the sales growth metric (40%) or the ROIC metric (60%). Per the terms of the award, the FY17-19 PBRSUs were cancelled without payout.

Other Compensation

Consistent with our philosophy of emphasizing performance-based pay, our executive compensation program provides limited executive benefits and perquisites. Our NEOs are eligible to participate in the benefit plans generally available to all of our U.S. employees, which include health, dental, vision, life insurance, and disability plans. In addition, our NEOs (along with our other U.S. employees) are eligible to participate in our 401(k) plan, which represents the only retirement plan that we provide to our NEOs. Under the 401(k) plan, our employees may contribute (on a pre-tax basis) up to 50% of eligible compensation, subject to Internal Revenue Code limitations. After a year of service, we match each employee’s contribution (including our NEOs) at a rate of 100% on the first 4% of the employee’s eligible compensation. Employees are immediately vested in the matching contributions made by us. Our NEOs are also eligible for reimbursement of an annual physical exam. In addition, we may offer Company-paid COBRA and relocation expenses for new executive officers.

The Compensation Committee believes that offering the above-described benefits and perquisites to our NEOs is consistent with the terms and benefits offered by other similarly-situated public companies and enhances our ability to retain our NEOs. Given the fact that these items represent a relatively insignificant portion of our NEOs’ total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to the other elements of the total compensation payable to our NEOs.

Change-in-Control Severance Protection

Many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment can be uncertain, we are parties to change-in-control severance agreements with each of our NEOs, which provide payments and benefits in the event of the executive’s termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control. Because a termination by the executive for good reason is effectively a “constructive termination” by the Company without cause, we believe it is appropriate to provide severance benefits in these circumstances. The Compensation Committee has determined that our change-in-control agreements were generally consistent with those in place at similarly-situated public companies, were designed to keep our executives focused on their work responsibilities during the uncertainty that accompanies a potential change-in-control, and were necessary to retain and recruit our senior executives. The Compensation Committee also deemed it important from a retention perspective to treat all of the NEOs similarly with respect to their change-in-control arrangements.

Under the terms of our 2010 and 2019 Omnibus Incentive Plans, stock options and restricted stock awards have “double trigger” change-in-control vesting if the awards are assumed by the surviving company and equitably converted to awards for publicly traded stock in connection with such transaction. This means that the awards would vest upon the holder’s involuntary separation from service within two years following the change in control, or such other period specified by the Compensation Committee. If the awards are not assumed by the surviving company and equitably converted, they would vest upon the change in control. In addition, upon a change in control, PBRSUs will be cancelled in exchange for an amount equal to the change in control price multiplied by the target number of PBRSUs granted. This vesting approach aids in our ability to retain key executives during the critical time leading up to and following a change in control.

48	2019 Proxy Statement

Additional Compensation Policies

Compensation Recoupment Policy

The Company has adopted a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Consistent with the Dodd-Frank Act, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, we will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

In addition to the above-described recoupment specified by the Dodd-Frank Act, our policy also requires the Company, to the extent permitted by governing law, to seek reimbursement of non-equity incentive compensation paid to any current or former employee, where: A) (i) the payment was predicated upon the achievement of specified financial results; (ii) such financial results were subsequently the subject of a restatement or other material adjustment, (iii) in the Compensation Committee’s view the person engaged in misconduct that caused or contributed to the need for the restatement or material adjustment, and (iv) a lower payment would have been made to the person based upon the correct financial results; or B) such employee commits an act of embezzlement, fraud or theft with respect to the property of the Company. In each such instance, the Company will seek to recover the person’s entire non-equity incentive compensation payment (not just the excess amount earned based on erroneous data) paid during the 12-month period preceding the Compensation Committee’s determination that the person engaged in misconduct.

In FY19, the Company amended our policy to provide that, in addition to the above-described recoupment, in the event that the Compensation Committee determines that any current or former employee engages in misconduct (as defined in the policy), then the Compensation Committee may, in its sole discretion, require (i) cancellation or forfeiture of such current or former employee’s unvested equity awards granted on or after September 18, 2019, and/or (ii) such current or former employee to reimburse the Company for their most recently received non-equity incentive compensation.

Equity Ownership Guidelines and Retention Requirement

Consistent with our commitment to aligning the interests of our executives with stockholders, the Nominating and Corporate Governance Committee of our Board of Directors has adopted equity ownership guidelines which apply to our officers at the Vice President level and above. Pursuant to these guidelines, officers are encouraged to own shares of our Common Stock generally equal in value to a multiple of their annual base salary (as in effect on December 1st of each year) depending on such executive’s level in the Company.

The guidelines provide that shares owned outright by the officer or indirectly (e.g., owned or held in trust by an immediate family member), vested but unexercised stock options, shares the receipt of which has been deferred, as well as shares held in company sponsored benefit or retirement plans, count towards the grantee’s stock ownership totals, with each option counting as one share of stock owned. Unvested stock options, restricted shares (stock for which restrictions have not lapsed), restricted stock units which have not been settled, as well as unearned PBRSUs, do not count as stock owned under the guidelines. The officer equity ownership guidelines, as applicable to the NEOs, are as follows:

Position	Ownership Guideline (Multiple of Base Salary)

Chief Executive Officer	5x

Presidents and Senior Vice Presidents	3x

Group Vice Presidents and Vice Presidents	1x

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Until such time as the officer reaches their equity ownership guideline, the officer will be required to retain that percentage of the shares of Common Stock received upon vesting of restricted stock, settlement of restricted stock units and exercise of stock options (net of any shares utilized to pay for the exercise price of the option and/or tax withholding for the option, restricted stock or restricted stock units, as applicable) as set forth below:

Position	Retention Requirement

Chief Executive Officer	100%

Presidents and Senior Vice Presidents	50%

Group Vice Presidents and Vice Presidents	50%

Because officers must retain a percentage of shares resulting from any exercise of stock options, settlement of restricted stock units or the vesting of restricted stock until they achieve the specified guidelines, there is no minimum time period required to achieve the equity ownership guidelines set forth above. As of September 30, 2019, all of our executive officers were in compliance with our equity retention requirements.

The Compensation Committee may in the future consider an executive’s achievement of the equity ownership guidelines in its award of further equity grants.

Use of Pre-Approved Trading Plans

We permit our executive officers and Directors to enter into pre-approved trading plans established according to Rule 10b5-1 under SEC rules, with an independent broker-dealer to enable them to either a) purchase securities; or b) to recognize the value of their compensation and diversify their holdings of our securities during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise options or purchase or sell stock on behalf of the plan participant if our stock price reaches a specified level or certain events occur. The plan participant no longer controls the decision to purchase, exercise or sell the securities in the plan.

Policy Against Margin Trading, Pledging or Hedging Company Stock

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other employee to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other stockholders. Therefore, pursuant to our published insider trading policy, our directors, officers and other employees are prohibited from engaging in any such transactions. Our insider trading policy also prohibits transactions in puts, calls or other derivative securities, on an exchange or in any other organized market.

COMPENSATION DECISION-MAKING PROCESS

Role of Compensation Committee

The Compensation Committee reviews each component of our executive compensation program, and the methods for determining the types and amounts of compensation, to assure that they help us meet our compensation philosophy and objectives. The Compensation Committee receives input from its independent compensation consultant as well as from members of management, as discussed below.

The Chair of our Compensation Committee has significant experience in the management of professionals and has served both as chair and as a member of the compensation committees of other publicly-traded companies, and all of our Compensation Committee members have significant experience with regard to the oversight of executive compensation practices of large publicly-traded companies. The Board believes that this experience provides the members of our Compensation Committee with a solid frame of reference within which to evaluate our executive compensation programs and practices.

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Role of Independent Compensation Consultant

The Compensation Committee retained the services of an independent consultant, FW Cook, to assist in its annual review of our executive compensation program and biennial review of our non-employee director compensation program. As part of this engagement, FW Cook assisted the Compensation Committee in the design of our current programs and continues to advise the Compensation Committee on our programs. The Compensation Committee has directly engaged FW Cook to assist with these same services for FY19, based on FW Cook’s experience, expertise and familiarity with the Company. FW Cook does not provide any services to our management, and does not provide any service to us, other than with respect to its role as the Compensation Committee’s executive compensation consultant.

The Compensation Committee determined that the work of FW Cook did not raise any conflicts of interest in FY19. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934 and the NYSE listing standards, including the fact that FW Cook does not provide any other services to the Company, the level of fees received from the Company as a percentage of FW Cook’s total revenue, policies and procedures employed by FW Cook to prevent conflicts of interest, and whether the individual FW Cook advisers to the Compensation Committee own any stock of the Company or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Role of Management

The Compensation Committee also considers the views and insights of our management, including our executive officers, in making compensation decisions. Our Chief Executive Officer recommends to the Compensation Committee the base pay levels and individual compensation targets for each executive officer (other than himself) based on each executive’s experience, as well as our Chief Executive Officer’s view as to the strategic importance of that executive’s role, knowledge and performance. Our Chief Executive Officer’s unique insight into our business and day-to-day interaction with our senior executives provides a valuable resource to the Compensation Committee with respect to our executive compensation programs. In addition, the Compensation Committee relied on recommendations made by our Chief Executive Officer and our Chief Financial Officer in selecting the performance metrics and targets for FY19 incentive awards.

Our Chief Executive Officer as well as other members of management generally attend Compensation Committee meetings to provide input on executive contributions, but no member of management participates in discussions with the Compensation Committee concerning their own compensation. The Compensation Committee also works closely with our internal legal, human resources, and finance personnel in establishing and monitoring our compensation programs. Our Chief Financial Officer provides the Compensation Committee with input on our financial performance and operational issues, and our General Counsel provides input to the Compensation Committee regarding compliance with the laws, regulations and best practices applicable to executive compensation.

Market Data/Benchmarking

FW Cook assisted the Compensation Committee in benchmarking our compensation arrangements and aggregate equity compensation practices against public companies similar in size and scope to our company. FW Cook obtained proxy data from the peer companies described below, as well as comparative compensation surveys of general industry companies.

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The following 16 specialty retail companies comprised our peer group for FY19 and was used to set FY19 compensation for our NEOs, which we refer to as our “peer companies” or “peer group”:

Abercrombie & Fitch	Dick’s Sporting Goods	The Michaels Companies

American Eagle Outfitters	Foot Locker	Tractor Supply

Caleres	Party City	Ulta Beauty

Carter’s	Signet Jewelers	Urban Outfitters

Chico’s FAS	Tailored Brands	Williams-Sonoma

Designer Brands (Formerly DSW)

The Compensation Committee selected the companies in the peer group, after reviewing data on retail companies (including financial metrics, line-of-business, stock performance and employee count for each respective company) and considering several criteria, including the comparability of specialty retailers and the volatility and maturity of potential peers. In terms of size, our revenues and our market capitalization approximated the median of these peer companies. The peer group differs from our peer group for FY18. The Compensation Committee approved the addition of the following companies based on such companies being similar to us with respect to revenue, market capitalization and international strategy, as well as our view that such companies are competitors for executive talent: American Eagle Outfitters, Carter’s, Chico’s FAS, Designer Brands, Party City, and Signet Jewelers. The Compensation Committee approved the removal of the following companies due to differing size and/or business focuses/economics: Advance Auto Parts, Columbia Sportswear, Fossil Group, GNC Holdings, O’Reilly  Automotive, and Pier 1 Imports.

Total Compensation Review

As part of its process for determining the amount and mix of total compensation to be paid to our executive officers in FY19, the Compensation Committee reviewed tally sheets prepared by management containing information for each executive officer regarding, among other things:

•	compensation for the last four fiscal years;

•	length of service;

•	the types and amounts of long-term incentives granted in the last four fiscal years;

•	the types and amounts of our equity securities, both vested and unvested, owned as of the end of the most recently completed fiscal year;

•	the proceeds realized from option exercises during the last four fiscal years;

•	perquisites and other compensation paid during the last four fiscal years; and

•

the severance and other payments that would be received upon the occurrence of certain events, taking into account the proposed compensation to be paid to such executive officer for the new fiscal year.

The Compensation Committee believes that this comprehensive annual review is important to understanding the total compensation paid and, in certain circumstances, payable to, our executive officers. The Compensation Committee uses these reports to test whether the various forms, targets, mix, and amounts of compensation paid and payable to our executive officers remain consistent with our compensation strategy. Based on its review for FY19, the Compensation Committee believes that the overall compensation of our executive officers was in line with the philosophy and objectives set forth above.

The Compensation Committee strives to make decisions on each component of executive compensation within the context of an officer’s entire compensation package, meaning that a decision on one compensation component (such as base salary) impacts decisions made on other compensation components (such as annual and long-term incentives). Based upon input received from FW Cook, the Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of annual and long-term incentives, and the security of change-in-control severance benefits in a way that furthers the compensation objectives discussed above.

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Consideration of Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on January 26, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which is scheduled to occur at the 2023 annual meeting. Therefore, the last advisory vote was held in 2019 and the next advisory vote on executive compensation will occur at this annual meeting. Please refer to “Proposal 2 — Advisory Vote on Executive Compensation” section of this Proxy Statement for information regarding the advisory (non-binding) resolution regarding the compensation of the Company’s NEOs, including the Company’s compensation practices and principles and their implementation, as disclosed in this Proxy Statement.

At the annual meeting of stockholders on January 31, 2019, in the advisory vote on executive compensation, over 96% of the shares voted were voted in support of the compensation of the Company’s NEOs. The Compensation Committee appreciates and values the views of our stockholders. As part of its compensation review, the Compensation Committee considered both the results of the 2019 advisory vote on executive compensation and feedback from our stockholders, and concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong stockholder support and have been effective in implementing the Company’s stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Corporate Governance, the Board and Its Committees —Communications with the Board” section of this Proxy Statement for information about communicating with the Board.

MANAGEMENT OF COMPENSATION-RELATED RISK

We design our executive compensation program to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing complementary performance measures linked to growth, profitability and capital efficiency;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•

An assortment of vehicles for delivering compensation, including cash and equity-based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	A compensation recoupment/clawback policy;

•	Standardized equity grant procedures; and

•	Equity ownership and retention guidelines applicable to all executive officers.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Edward W. Rabin (Chair)

Linda Heasley

Susan R. Mulder

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

54	2019 Proxy Statement

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our NEOs. The information included in this table reflects compensation earned by the NEOs for services rendered to us for the fiscal years ended September 30, 2019, September 30, 2018 and September 30, 2017.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Current NEOs
Christian A. Brickman	2019	1,018,462	—	2,639,992	1,359,995	820,520	12,895	5,851,864
President and Chief Executive Officer	2018	1,000,000	—	1,979,992	1,019,996	650,000	12,480	4,662,468
	2017	998,346	—	1,016,656	2,033,330	99,829	14,549	4,162,710
Aaron E. Alt	2019	692,308	—	593,981	305,997	600,237	16,354	2,208,877
Senior Vice President, Chief Financial Officer	2018	216,923	250,000	937,997	462,000	130,192	184,362	2,181,474
and President, Sally Beauty Supply
Mark G. Spinks	2019	458,308	—	395,994	203,998	204,756	12,400	1,275,456
President, Beauty Systems Group	2018	447,308	—	395,992	203,999	149,117	12,319	1,208,735
	2017	411,935	—	183,331	366,666	49,420	13,520	1,024,872
Scott C. Sherman	2019	367,385	—	296,982	152,999	177,590	12,312	1,007,268
Senior Vice President and Chief Human	2018	360,000	—	263,982	135,996	148,370	13,541	921,889
Resources Officer
John M. Henrich	2019	342,369	—	131,980	67,999	129,993	7,753	680,094
Senior Vice President, General Counsel and Secretary
Former NEO
Chad L. Selvidge	2019	266,508	—	263,978	135,999	127,244	259,064	1,052,793
Former Senior Vice President and Chief Merchandising Officer

(1)	Reflects principal positions held as of September 30, 2019.

(2)

Reflects the grant date fair value of the stock awards (TBRSAs and PBRSUs), determined in accordance with ASC 718. The fair value of all stock awards is calculated using the closing price for shares of our Common Stock on the date of grant. For PBRSUs, the grant date fair value is calculated using the target number of PBRSUs awarded to each NEO, which was the assumed probable outcome as of the grant date. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the 2019 PBRSUs would have been as follows: Mr. Brickman, $2,639,998; Mr. Alt, $593,987; Mr. Spinks, $395,991; Mr. Sherman, $296,976; Mr. Henrich, $131,974; and Mr. Selvidge, $263,983; the grant date fair value of the 2018 PBRSUs would have been as follows: Mr. Brickman, $1,979,992; Mr. Spinks, $395,991; and Mr. Sherman, $263,983; and the grant date fair values of the 2017 PBRSUs would have been as follows: Mr. Brickman, $2,033,311; and Mr. Spinks, $366,662. See “Grants of Plan-Based Awards for FY19” table of this Proxy Statement for more details.

(3)

Reflects the grant date fair value of the option awards, determined in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 7 to our audited financial statements for the fiscal years ended September 30, 2019, September 30, 2018, and September 30, 2017, included in our Form 10-K filed with the SEC on November 25, 2019, November 14, 2018, and November 15, 2017, respectively.

(4)

The amounts reported reflect AIP awards earned for FY19. For information regarding the AIP, please see “Compensation Discussion and Analysis — FY19 Executive Compensation Program — Annual Incentive” of this Proxy Statement.

(5)	Amounts reported as “All Other Compensation” for FY19 include the following:

Name	Company Matching Contributions to 401(k) ($)	Life Insurance Premiums ($)	Relocation Expenses ($)	Tax Gross-Up ($)	Other ($)	Total ($)
Current NEOs
Christian A. Brickman	11,215	1,080	—	—	600 (a)	12,895
Aaron E. Alt	10,769	1,080	337	1,182 (b)	2,986 (c)	16,354
Mark G. Spinks	11,320	1,080	—	—	—	12,400
Scott C. Sherman	11,323	989	—	—	—	12,312
John M. Henrich	6,160	813	—	—	780 (d)	7,753
Former NEO
Chad L. Selvidge	7,765	739	—	10,701(b)	239,859 (e)	259,064

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(a)	Reflects payment to Mr. Brickman for reimbursement for an executive physical.

(b)	Represents the tax gross-up for COBRA coverage and relocation expenses for Mr. Alt and the tax gross-up for COBRA coverage pursuant to Mr. Selvidge’s separation agreement.

(c)	Reflects reimbursement of COBRA coverage for Mr. Alt.

(d)	Reflects Mr. Henrich’s mobile device stipend.

(e)

Reflects payments and benefits pursuant to Mr. Selvidge’s separation agreement. See “Potential Payments Upon Termination or Change in Control” of this Proxy Statement for more details. Mr. Selvidge also received $177,112.67 for alleged non-wage related compensatory damages.

GRANTS OF PLAN-BASED AWARDS FOR FY19

The following table contains information regarding plan-based awards provided during FY19 to the NEOs:

		AIP			PBRSUs			TBRSAs	Options
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current NEOs
Christian A. Brickman		254,630	1,018,521	1,935,190
	01/31/19				38,327	76,655	153,310				1,319,999
	11/01/18							72,767			1,319,993
	11/01/18								232,081	18.14	1,359,995
Aaron E. Alt		138,521	554,082	1,052,756
	01/31/19				8,623	17,247	34,494				296,993
	11/01/18							16,372			296,988
	11/01/18								52,218	18.14	305,997
Mark G. Spinks		75,396	320,834	609,585
	01/31/19				5,749	11,498	22,996				197,996
	11/01/18							10,915			197,998
	11/01/18								34,812	18.14	203,998
Scott C. Sherman		55,111	220,445	418,846
	01/31/19				4,311	8,623	17,246				148,488
	11/01/18							8,186			148,494
	11/01/18								26,109	18.14	152,999
John M. Henrich		40,210	160,840	314,529
	01/31/19				1,916	3,832	7,664				65,987
	11/01/18							3,638			65,993
	11/01/18								11,604	18.14	67,999
Former NEO
Chad L. Selvidge (7)		39,488	157,950	300,105
	01/31/19				3,832	7,665	15,330				131,991
	11/01/18							7,276			131,987
	11/01/18								23,208	18.14	135,999

(1)

Reflects potential cash award payouts under the AIP. Thresholds are based on financial measures only (no threshold for Strategic Initiatives). See “Compensation Discussion and Analysis — FY19 Executive Compensation Program — Annual Incentive” of this Proxy Statement for more details. Actual AIP awards are shown in the “Summary Compensation Table” of this Proxy Statement under “Non-Equity Incentive Plan Compensation”. The amounts shown for Mr. Selvidge reflect prorated potential cash award payouts based on his separation.

(2)

Reflects potential payouts of PBRSUs granted on January 31, 2019 under the 2019 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY19 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details.

(3)

Reflects TBRSAs granted on November 1, 2018 under the 2010 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY19 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details.

(4)

Reflects options granted on November 1, 2018 under the 2010 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY19 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details.

(5)	The exercise price of options is equal to the closing price for shares of our Common Stock on the grant date.

(6)	Reflects a grant date fair value of $5.86 per option (granted on November 1, 2018), $17.22 per PBRSU (granted on January 31, 2019), and $18.14 per TBRSA (granted on November 1, 2018).

(7)	Mr. Selvidge forfeited his unvested outstanding equity awards in connection with his separation.

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OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table contains information about outstanding option and stock awards held by the NEOs on September 30, 2019:

		Option Awards				Stock Awards
						TBRSAs		PBRSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Current NEOs
Christian A. Brickman	01/31/19							76,655	1,141,393
	11/01/18	77,360	154,721	18.14	11/01/28	48,512	722,344
	11/01/17	140,133	70,067	17.42	11/01/27	18,944	282,076	56,831	846,214
	11/01/16	321,409	—	25.53	11/01/26			39,822	592,950
	10/28/15	302,961	—	23.45	10/28/25
	10/29/14	162,484	—	29.20	10/29/24
	06/02/14	130,952	—	25.36	06/02/24
Aaron E. Alt	01/31/19							17,247	256,808
	11/01/18	17,406	34,812	18.14	11/01/28	10,915	162,524
	05/22/18	32,695	65,392	15.10	05/22/28	41,413	616,640
Mark G. Spinks	01/31/19							11,498	171,205
	11/01/18	11,604	23,208	18.14	11/01/28	7,277	108,355
	11/01/17	28,026	14,014	17.42	11/01/27	3,789	56,418	11,366	169,240
	11/01/16	57,959	—	25.53	11/01/26			7,181	106,925
	10/28/15	53,151	—	23.45	10/28/25
	10/29/14	34,204	—	29.20	10/29/24
	10/30/13	17,700	—	26.30	10/30/23
	10/29/12	14,328	—	23.49	10/29/22
	10/26/11	15,324	—	19.21	10/26/21
	10/19/10	25,000	—	11.39	10/19/20
Scott C. Sherman	01/31/19							8,623	128,396
	11/01/18	8,703	17,406	18.14	11/01/28	5,458	81,270
	11/01/17	18,684	9,342	17.42	11/01/27	2,526	37,612	7,577	112,822
	11/01/16	14,753	—	25.53	11/01/26			1,827	27,204
	10/28/15	13,287	—	23.45	10/28/25
	10/29/14	6,840	—	29.20	10/29/24
	10/30/13	8,900	—	26.30	10/30/23
	10/29/12	2,628	—	23.49	10/29/22
John M. Henrich	01/31/19							3,832	57,058
	11/01/18	3,868	7,736	18.14	11/01/28	2,426	36,123
	11/01/17	8,174	4,087	17.42	11/01/27	1,105	16,453	3,315	49,360
	11/01/16	13,172	—	25.53	11/01/26			1,632	24,300
	10/28/15	10,629	—	23.45	10/28/25
	10/29/14	1,216	—	29.20	10/29/24
	10/30/13	1,580	—	26.30	10/30/23
	10/29/12	424	—	23.49	10/29/22
Former NEO
Chad L. Selvidge (5)	—	—	—	—	—	—	—	—	—

(1)	The unvested options vest as follows:

	Grant	Vest Date
Name	Date	05/22/20	09/30/20	05/22/21	09/30/21	Total
Current NEOs
Christian A. Brickman	11/01/18		77,360		77,361	154,721
	11/01/17		70,067			70,067
Aaron E. Alt	11/01/18		17,406		17,406	34,812
	05/22/18	32,696		32,696		65,392
Mark G. Spinks	11/01/18		11,604		11,604	23,208
	11/01/17		14,014			14,014
Scott C. Sherman	11/01/18		8,703		8,703	17,406
	11/01/17		9,342			9,342
John M. Henrich	11/01/18		3,868		3,868	7,736
	11/01/17		4,087			4,087

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(2)	The unvested TBRSAs vest as follows:

	Grant	Vest Date
Name	Date	05/22/20	09/30/20	05/22/21	09/30/21	Total
Current NEOs
Christian A. Brickman	11/01/18		24,256		24,256	48,512
	11/01/17		18,944			18,944
Aaron E. Alt	11/01/18		5,457		5,458	10,915
	05/22/18	20,706		20,707		41,413
Mark G. Spinks	11/01/18		3,638		3,639	7,277
	11/01/17		3,789			3,789
Scott C. Sherman	11/01/18		2,729		2,729	5,458
	11/01/17		2,526			2,526
John M. Henrich	11/01/18		1,213		1,213	2,426
	11/01/17		1,105			1,105

(3)	The potential payout dates for the unearned PBRSUs are as follows (shown at target):

	Grant		Performance	Potential Payout Date
Name	Date		Period	11/29/19	11/29/20	11/29/21	Total
Current NEOs
Christian A. Brickman	01/31/19		FY19-21			76,655	76,655
	11/01/17		FY18-20		56,831		56,831
	11/01/16	(a)	FY17-19	39,822			39,822
Aaron E. Alt	01/31/19		FY19-21			17,247	17,247
Mark G. Spinks	01/31/19		FY19-21			11,498	11,498
	11/01/17		FY18-20		11,366		11,366
	11/01/16	(a)	FY17-19	7,181			7,181
Scott C. Sherman	01/31/19		FY19-21			8,623	8,623
	11/01/17		FY18-20		7,577		7,577
	11/01/16	(a)	FY17-19	1,827			1,827
John M. Henrich	01/31/19		FY19-21			3,832	3,832
	11/01/17		FY18-20		3,315		3,315
	11/01/16	(a)	FY17-19	1,632			1,632

(a)

The FY17-19 PBRSUs were not earned and were cancelled without payout. See “Compensation Discussion and Analysis – FY19 Executive Compensation Program – Long-Term Incentives” of this Proxy Statement for more details.

(4)	Value based on the closing price for shares of our Common Stock on September 30, 2019 of $14.89.

(5)	Mr. Selvidge’s unvested outstanding equity awards were forfeited in connection with his separation.

OPTION EXERCISES AND STOCK VESTED IN FY19

The following table contains information about options exercised, stock vested and the value realized by the NEOs during FY19:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Current NEOs

Christian A. Brickman	—	—	43,199	643,233

Aaron E. Alt	—	—	26,163	421,248

Mark G. Spinks	—	—	11,136	177,869

Scott C. Sherman	—	—	6,181	95,048

John M. Henrich	—	—	3,058	47,942

Former NEO

Chad L. Selvidge	—	—	1,187	21,532

(1)

Value realized on vesting for TBRSAs and PBRSUs is equal to the closing price for shares of our Common Stock on the date of vesting times the number of shares acquired upon vesting. The “Number of Shares Acquired on Vesting” and the “Value Realized on Vesting” include shares that were withheld for taxes at the time of vesting.

58	2019 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

The following table contains information about the amounts deferred by the NEOs as of September 30, 2019:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)

Current NEOs

Christian A. Brickman	—	119,999	(1)

Aaron E. Alt	—	—

Mark G. Spinks	—	—

Scott C. Sherman	—	—

John M. Henrich	—	—

Former NEO

Chad L. Selvidge	—	—

(1)

Calculated by reference to the closing price for shares of our Common Stock on September 30, 2019 of $14.89. Reflects the value of 8,059 restricted stock units granted to Mr. Brickman pursuant to the 2010 Omnibus Incentive Plan for his service as an independent director on our Board of Directors prior to his appointment to the position of President and Chief Operating Officer of the Company. Pursuant to Mr. Brickman’s election, these restricted stock units will convert to shares of our Common Stock on the date of his separation from service as a member of our Board of Directors.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated value of the payments and benefits that each of our NEOs would receive upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering event (termination of employment or a change in control) occurred on September 30, 2019.

The amounts presented in the following table do not reflect amounts the NEO earned or accrued prior to the triggering event, such as previously vested equity awards. For information about these previously earned and accrued amounts, see the “Summary Compensation Table”, “Outstanding Equity Awards at 2019 Fiscal Year-End” table and “Option Exercises and Stock Vested in FY19” table of this Proxy Statement.

Name and Potential Payment Type	For Cause or Voluntary Resignation ($)	Death or Disability ($)	Retirement ($) (1)	Change in Control ($) (2) (8)	Change in Control with Qualified Termination ($) (2) (3) (8)
Current NEOs
Christian A. Brickman
Current Fiscal Year AIP Award (4)	—	820,520	—	820,520	820,520
Severance (5)	—	—	—	—	2,873,385
Equity Awards (6)	—	1,587,854	—	3,584,977	3,584,977
Health and Welfare Benefits (7)	—	—	—	—	27,789
Total	—	2,408,374	—	4,405,497	7,306,671
Aaron E. Alt
Current Fiscal Year AIP Award (4)	—	600,237	—	600,237	600,237
Severance (5)	—	—	—	—	1,858,660
Equity Awards (6)	—	475,170	—	1,035,972	1,035,972
Health and Welfare Benefits (7)	—	—	—	—	47,519
Total	—	1,075,407	—	1,636,209	3,542,388
Mark G. Spinks
Current Fiscal Year AIP Award (4)	—	204,756	—	204,756	204,756
Severance (5)	—	—	—	—	1,175,957
Equity Awards (6)	—	280,482	—	612,143	612,143
Health and Welfare Benefits (7)	—	—	—	—	45,067
Total	—	485,238	—	816,899	2,037,923
Scott C. Sherman
Current Fiscal Year AIP Award (4)	—	177,590	—	177,590	177,590
Severance (5)	—	—	—	—	874,545
Equity Awards (6)	—	196,260	—	387,304	387,304
Health and Welfare Benefits (7)	—	—	—	—	44,894
Total	—	373,850	—	564,894	1,484,333
John M. Henrich
Current Fiscal Year AIP Award (4)	—	129,993	—	129,993	129,993
Severance (5)	—	—	—	—	858,349
Equity Awards (6)	—	86,441	—	183,294	183,294
Health and Welfare Benefits (7)	—	—	—	—	19,258
Total	—	216,434	—	313,287	1,190,894

(1)	None of the NEOs were eligible for retirement as of September 30, 2019.

(2)

For purposes of the severance agreements, a “change in control” generally includes: (i) the acquisition by any person of 20% or more of the voting power of our outstanding Common Stock; (ii) a change in the majority of the incumbent Board of Directors; (iii) certain reorganizations, mergers or consolidations of us involving a change of ownership of 50% or more of our Common Stock or sales of substantially all of our assets; or (iv) stockholder approval of our complete liquidation or dissolution.

(3)

For purposes of this table, a qualified termination means termination without cause or a resignation for good reason within 24 months following a change in control. “Good reason” generally includes: (i) a material diminution in authority, duties or responsibilities of the executive or the supervisor to whom the executive reports; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the budget over which the executive retains authority; (iv) a relocation of the executive’s principal location by more than 20 miles; or (v) any other material breach of the severance agreement. “Cause” generally includes: (i) the executive’s uncured demonstrably willful and deliberate material breach of duties and responsibilities, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company; and (ii) the executive’s commission of a felony involving moral turpitude.

60	2019 Proxy Statement

(4)	Reflects the current fiscal year AIP award earned, but not yet paid as of September 30, 2019.

(5)

Reflects a severance payment of 1.99 times the NEO’s base salary as of the end of FY19 plus 1.99 times the average of the NEO’s AIP award payouts for the previous five fiscal years (excluding FY19), payable in a lump sum. Per the terms of his severance agreement, Mr. Alt’s FY18 AIP award was annualized for purposes of his severance calculation.

(6)

Reflects the estimated value of unvested in-the-money options, PBRSUs and TBRSAs based on the closing price per share of our Common Stock on September 30, 2019 of $14.89. For purposes of this calculation, unvested options having a value less than $14.89 have a value of $0. For PBRSUs, calculations are based on the following: (i) in the case of death, disability, or retirement, the target number of units for FY19 and FY18 and 0% of the target number of units for FY17; and (ii) in the case of a change in control, the target number of units for FY19, FY18 and FY17 grants, per the terms of the award agreements. The impact of each scenario on outstanding options, PBRSUs and TBRSAs is described in the following table:

Equity Award Type	For Cause or Voluntary Resignation	Death or Disability	Retirement (a)	Change in Control (b)

Options	Forfeited	Accelerated Vesting (Next Tranche Only)	Continues to Vest up to 36 Months	Accelerated Vesting (All)

PBRSUs	Forfeited	Prorated (Based on Actual Performance)	Prorated (Based on Actual Performance)	Accelerated Vesting (All at Target)

TBRSAs	Forfeited	Accelerated Vesting (Next Tranche Only)	Continues to Vest up to 36 Months	Accelerated Vesting (All)

(a)	Assuming the NEO agrees to restrictive covenants.

(b)

Assuming options and TBRSAs awarded pursuant to the 2010 and 2019 Omnibus Incentive Plans were not assumed by the acquirer and, instead, were cancelled in connection with a change in control in exchange for a cash payment (based upon the difference between the price per share offered in connection with the change in control and the exercise price, in the case of options).

(7)

Reflects the cost of continued health and welfare benefits for 24 months, based on (i) our portion of the projected cost of the benefits (the NEO pays the employee cost for such coverage) and (ii) the level of coverage selected by the NEO.

(8)

Pursuant to the terms of the severance agreements, any payments to the executive under such agreements will be reduced so that the present value of such payments plus any other “parachute payments” as determined under Section 280G of the Internal Revenue Code will not, in the aggregate, exceed 2.99 times the executive’s average taxable income from us over the five-year period ending prior to the year in which a change in control occurs. However, no such reduction will apply to payments that do not constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Separation Agreement with Mr. Selvidge

Mr. Selvidge separated from the Company on June 27, 2019, and in connection with such separation, his severance agreement expired and he was not entitled to any benefits thereunder. In addition, he forfeited his unvested outstanding equity awards. The Company and Mr. Selvidge entered into a separation agreement, pursuant to which Mr. Selvidge received an amount equal to $177,112.67, payable within 10 days following his separation in exchange for his release of all potential claims against the Company and his agreement to confidentiality and non-disparagement provisions, as well as a one year non-competition covenant. In addition, the Company paid Mr. Selvidge’s cost for health insurance continuation under COBRA for a period of eighteen months ($33,971.94), one year of outplacement services ($25,000.00), $3,774.66 for attorneys’ fees and costs, and a prorated AIP payout based on year-end final performance, as reflected in the “Summary Compensation Table – Non-Equity Incentive Plan Compensation”. He also received a payment of $177,112.67 for alleged non-wage related compensatory damages. Mr. Selvidge remains subject to the one-year employee and customer non-solicitation covenant included in his equity grant agreements, as described earlier in this Proxy Statement.

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CEO PAY RATIO

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Since we did not have significant changes to our employee population and compensation programs, as allowed by SEC rules, we have used the same median employee that we identified in FY18 for purposes of our FY19 calculation.

Our median employee determination date was July 1, 2018, which was within the last three months of FY18, as required by the pay ratio rule. We determined that the Company and its consolidated subsidiaries had 29,730 employees as of July 1, 2018. To determine our median employee, we used W-2 “gross pay” as our consistently applied compensation measure. We then annualized gross pay for permanent employees who commenced work during FY18 and any employees who were on leave for a portion of FY18. Using this methodology, we identified the median employee and determined their annual total compensation using the same methodology we use for our NEOs as set forth in the Summary Compensation Table included in this Proxy Statement.

For FY19, the total annual compensation of our CEO was $5,851,864 and the median employee’s total annual compensation was $14,708. Accordingly, the ratio of CEO pay to median employee pay was 398:1.

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PROPOSAL 3 – RATIFICATION OF SELECTION OF AUDITORS

Based upon the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP, which we refer to as KPMG, to serve as our independent registered public accounting firm for the year ending September 30, 2020. Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. Representatives of KPMG will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

Fees Paid to KPMG

The fees billed by KPMG with respect to the years ended September 30, 2019 and September 30, 2018 were as follows:

	Year Ended September 30, 2019	Year Ended September 30, 2018

Audit Fees (1)	$2,707,333	$2,626,910

Audit-Related Fees	—	—

Tax Fees (2)	$791,136	$1,020,682

All Other Fees	$1,780	$1,927

Total Fees (3)	$3,500,249	$3,649,519

(1)

Aggregate fees billed for professional services for the audit of annual financial statements as well as accounting and reporting advisory services related to regulatory filings and acquisition activities.

(2)	Tax fees consist of fees for tax consultation and tax compliance services.

(3)	The Audit Committee pre-approved all fees.

The Audit Committee has reviewed the non-audit services provided by KPMG and determined that the provision of these services during fiscal 2019 is compatible with maintaining KPMG’s independence.

Pre-Approval Policy. Our Audit Committee (or its designee, as described below) approved all audit and permissible non-audit fees during fiscal year 2019. The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditors. In addition, the Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy, whereby every engagement of KPMG to perform audit or permissible non-audit services on behalf of us or any of our subsidiaries requires pre-approval from the Audit Committee or its designee before KPMG is engaged to provide those services. Pursuant to that policy, we expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The pre-approval policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The pre-approval policy contains a provision delegating limited pre-approval authority to the chairman of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The chairman of the Audit Committee would be required to report on such pre-approvals at the next scheduled Audit Committee meeting. As a result, the Audit Committee or its designee has approved 100% of all services performed by KPMG on behalf of us or any of our subsidiaries subsequent to November 16, 2006, the date we became a public company.

If the stockholders do not ratify the selection of KPMG, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Corporation’s independent auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Board of Directors has affirmatively determined that all Audit Committee members are “independent” (within the meaning of the applicable rules of the NYSE and the SEC) and financially literate. The Board of Directors has designated Robert R. McMaster, the Chairman of the Audit Committee, along with Marshall E. Eisenberg, Diana S. Ferguson, David W. Gibbs, John A. Miller and Denise Paulonis as audit committee financial experts under the SEC’s guidelines.

The Audit Committee’s purposes and responsibilities are described in its charter, available on the corporate governance section of the Corporation’s website at http://investor.sallybeautyholdings.com and in print, without charge, upon written request to our Vice President of Investor Relations. They include (a) assisting the Board of Directors in its oversight of the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the independent auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function; (b) deciding whether to appoint, retain or terminate the Corporation’s independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and (c) preparing this report. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

The Audit Committee recognizes the importance of maintaining the independence of the Corporation’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the qualifications, performance, and independence of KPMG LLP, the Corporation’s independent auditors, including that of KPMG LLP’s lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent auditors. The Audit Committee has established in its charter a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its designee. The Corporation’s pre-approval policy is more fully described in this Proxy Statement under the caption “Proposal 3 — Ratification of Selection of Auditors.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of KPMG LLP. In this context, the Audit Committee has reviewed and discussed, with management and the independent auditors, the Corporation’s audited financial statements for the year ended September 30, 2019. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

64	2019 Proxy Statement

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended September 30, 2019, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Robert R. McMaster (Chair)

Marshall E. Eisenberg

Diana S. Ferguson

David W. Gibbs

John A. Miller

Denise Paulonis

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DEADLINES AND PROCEDURES FOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Proposals for Inclusion in Proxy Materials for our 2021 Annual Meeting

Under SEC Rule 14a-8, if you intend to submit a stockholder proposal and request its inclusion in the proxy statement and form of proxy for our 2021 annual meeting, such submission must be in writing and received by our Corporate Secretary at our corporate headquarters no later than August 20, 2020. Submissions of stockholder proposals after this date will be considered untimely for inclusion in the proxy statement and form of proxy for our 2021 annual meeting.

Other Proposals or Nominations for the 2021 Annual Meeting

Our By-Laws require that any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2021 Annual Meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the 2020 annual meeting. As a result, proposals and director nominations submitted pursuant to these provisions of our By-Laws must be received no earlier than October 2, 2020, and no later than the close of business on November 1, 2020, and must otherwise comply with the requirements of our By-Laws. Any stockholder submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

A copy of our By-Laws may be obtained on the governance section of our Website at http://investor.sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Q: What is a proxy?

A: A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Aaron E. Alt, our Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply and John Henrich, our General Counsel, to act as proxy holders at the annual meeting as to all shares for which proxies are returned or voting instructions are provided by internet or telephonic voting.

2.	Q: What is a proxy statement?

A: A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

3.	Q: What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

A: If your shares are registered in your name at Computershare Trust Company, N.A., you are a stockholder of record.

If your shares are registered at Computershare Trust Company, N.A. in the name of a broker, bank, trustee, nominee, or other similar holder of record, your shares are held in street name and you are the beneficial owner of the shares.

4.	Q: What is the record date and what does it mean? Who can vote at the annual meeting?

A: The record date for our annual meeting is December 2, 2019. The record date is established by our Board of Directors as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting and any adjournment or postponements of the meeting on the items of business described in this Proxy Statement. As of the record date there were 116,723,758 shares of our Common Stock outstanding. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held.

5.	Q: What different methods can I use to vote?

A: It depends on how your shares are held.

Stockholders of Record. If your shares are registered in your own name, you may vote by proxy or in person at the annual meeting. To vote by proxy, you may select one of the following options:

•	By Written Proxy — You may vote by mailing the written proxy card.

•

By Telephone or Internet Proxy — You may also vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate our stockholders’ identities, to allow our stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Street Name Holders. If your shares are held in the name of a bank, broker or other similar holder of record, check your proxy card or the information provided to you by such holder of record to determine which voting options are available until 1:00 a.m., local time, on January 30, 2020. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from such record holder that holds your shares and present that proxy and proof of identification at the annual meeting.

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6.	Q: What constitutes a quorum for the annual meeting?

A: A quorum for the transaction of business will be present if the holders of a majority of our Common Stock issued and outstanding and entitled to cast votes at the annual meeting are present, in person or by proxy, at the annual meeting. Your shares are counted as present if you attend the annual meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted as “present” for purposes of establishing a quorum at the annual meeting. If a quorum is not present at the annual meeting, the annual meeting may be adjourned from time to time until a quorum is present.

7.	Q: How are abstentions and broker non-votes counted?

A: Votes will be counted and certified by an independent inspector of elections. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal. If you hold shares through an account with a bank, broker or other similar holder of record, the voting of the shares by the bank, broker or other similar holder of record when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (“NYSE”). These rules allow banks, brokers and other similar holders of record to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks, brokers and other similar holders of record may not vote shares (referred to as “broker non-votes”) without your instruction.

8.	Q: What proposals are we voting on at this meeting? What are the voting recommendations of the Board and what vote is required to approve the proposals?

A:

The Proposals That You are Being Asked to Vote on at the Annual Meeting	Our Board’s Voting Recommendations	Vote Required to Approve each Nominee

Proposal 1: Election of Twelve Directors to Serve for One-Year Terms	FOR EACH NOMINEE	Affirmative Vote of a Majority of Votes Cast by Stockholders
Vote Required to Approve Proposals 2 and 3

Proposal 2: Advisory Approval of the Compensation of our NEOs	FOR	Affirmative Vote of a Majority of Votes Cast by Stockholders

Proposal 3: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal 2020	FOR	Affirmative Vote of a Majority of Votes Cast by Stockholders

A “majority of the votes cast” means the number of “For” votes exceeds the number of “Against” votes. If a nominee who currently is serving as a director does not receive the required vote for re-election, Delaware law provides that such director will continue to serve on the Board as a “holdover” director. However, pursuant to the Corporation’s Governance Guidelines, each holdover director must tender, or has already tendered, an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, the Corporation’s Nominating, Governance and Corporate Responsibility Committee would consider the resignation and make a recommendation to the Board about whether to accept or reject such resignation and publicly disclose its decision and the rationale behind it within 90 days following certification of the stockholder vote.

Proposals 1 and 2 are considered non-routine, and therefore banks, brokers and other similar holders of record cannot vote shares on the proposals without your instructions. Thus, abstentions (withheld votes) and broker non-votes will have no effect in determining whether the proposals have been approved.

Proposal 3 is considered a routine matter. Thus, banks, brokers and other similar holders of record may vote shares on this proposal without your instructions. As such, there will be no broker non-votes with respect to this proposal.

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Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Election from Computershare Trust Company, N.A

9.	Q: Could other matters be voted on at the meeting?

A: We do not know of any other business that will be presented at the 2020 annual meeting. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by a majority of the votes cast at the annual meeting, unless otherwise provided in our Third Restated Certificate of Incorporation (“Certificate of Incorporation”), Amended and Restated By-Laws (“By-Laws”), the Delaware General Corporation Law or the rules and regulations of the New York Stock Exchange. None of the members of our Board have informed us in writing that they intend to oppose any action intended to be taken by us.

10.	Q: What happens if a stockholder does not specify a choice for a matter when returning a signed proxy?

A: If the enclosed form of proxy card is signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1, “FOR” the proposal set forth in Proposal 2, and “FOR” the proposal set forth in Proposal 3.

11.	Q: Can I revoke my proxy?

A: At any time before the annual meeting, you may revoke your proxy by timely delivery of written notice to our Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person.

12.	Q: How do I obtain an admission ticket to personally attend the annual meeting?

A: If you are a stockholder of record, your admission ticket is attached to your proxy card. You will need to bring it with you to the meeting.

If your shares are held in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy and you will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name and you are issued a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

Please note that whether you are a stockholder of record or street name holder, you will also need to bring a government-issued photo identification card to gain admission to the annual meeting.

13.	Q: Who pays the cost of this proxy solicitation?

A: The proxy accompanying this Proxy Statement is being solicited by our Board of Directors. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to our stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of the Corporation, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our Common Stock. We have retained Alliance Advisors, LLC to assist us with the solicitation of proxies for an estimated fee of approximately $7,500, plus normal expenses not expected to exceed $5,000.

14.	Q: What is “householding” and how does it affect me as a stockholder?

A: To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an

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address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Investor Relations department at (940) 898-7500, by email at investorrelations@sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders of Record: If you vote on the Internet at www.envisionreports.com/SBH, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

15.	Q: How will stockholders know the outcome of the proposals considered at the annual meeting?

A: We will announce preliminary results at the annual meeting. We will report final results at http://investor.sallybeautyholdings.com and in a filing with the SEC on Form 8-K.

Other Matters

The Board of Directors knows of no other matters to be acted upon at the annual meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Corporate Secretary
December 18, 2019

70	2019 Proxy Statement

APPENDIX 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL NUMBERS RECONCILIATION

(In Millions—Unaudited)

	FY16	FY17	FY18	FY19

Operating Income (as Reported GAAP)	$498.3	$478.6	$426.6	$458.5

Management Transition Expenses	$1.3

Executive Separation Expense	$0.7

Charges from Data Security Incidents	$14.6		$7.9

Asset Impairment	$0.6

Restructuring Charges		$22.7	$33.6	($0.7)

Adjusted Operating Income (non-GAAP)	$515	$501	$468	$458

www.sallybeautyholdings.com	A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on January 30, 2020.

Online Go to www.envisionreports.com/SBH or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SBH

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals – The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Timothy R. Baer	☐	☐	☐	02 - Christian A. Brickman	☐	☐	☐	03 - Marshall E. Eisenberg	☐	☐	☐

04 - Diana S. Ferguson	☐	☐	☐	05 - Dorlisa K. Flur	☐	☐	☐	06 - Linda Heasley	☐	☐	☐

07 - Robert R. McMaster	☐	☐	☐	08 - John A. Miller	☐	☐	☐	09 - P. Kelly Mooney	☐	☐	☐

10 - Susan R. Mulder	☐	☐	☐	11 - Denise Paulonis	☐	☐	☐	12 - Edward W. Rabin	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of the compensation of the Corporation’s executive officers including the Corporation’s compensation practices and principles and their implementation.	☐	☐	☐	3. Ratification of the selection of KPMG LLP as the Corporation’s Independent Registered Public Accounting Firm for the fiscal year 2020.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

                                                 03402C

Admission Ticket

Annual Meeting of Stockholders of

Sally Beauty Holdings, Inc.

Thursday, January 30, 2020

9:00 A.M. CST

SALLY SUPPORT CENTER

3001 Colorado Boulevard

Denton, Texas 76210

This ticket admits only the stockholder(s) whose name(s) is/are printed on the front side of this proxy card. Please bring this admission ticket and a government issued photo identification card with you if you are attending the meeting. Directions to the Sally Support Center, the site of the meeting, are available by telephone at (940) 898-7500.

YOUR VOTE IS IMPORTANT

Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy – Sally Beauty Holdings, Inc.	+

    This Proxy is Solicited on Behalf of the Board of Directors of Sally Beauty Holdings, Inc.

The undersigned hereby appoints Aaron E. Alt and John Henrich, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. on January 30, 2020, any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement FOR all nominees for election of directors in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free number.

Please mark, sign and date on the reverse side.

c	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
∎		+